Exhibit 10.6.11
STATE OF NEW JERSEY
DEPARTMENT OF HUMAN SERVICES
DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES
AND
AMERIGROUP NEW JERSEY, INC.
AGREEMENT TO PROVIDE HMO SERVICES
In accordance with Article 7, section 7.11.2A and 7.11.2B of the contract between AMERIGROUP New Jersey, Inc. and the State of New Jersey, Department of Human Services, Division of Medical Assistance and Health Services (DMAHS), effective date October 1, 2000, all parties agree that the contract shall be amended, effective July 1, 2006, as follows:

1.	Preface/Preamble — Page ii, iii — revised

2.	Article 1, “Definitions” section — for the following definition:
•	Certificate of Authority (revised)

•	Children’s Health Care Coverage Program (deleted)

•	Comprehensive Orthodontic Treatment (revised)

•	DHSS (revised)

•	Dual Eligible (new)

•	HCFA (deleted)

•	Health Maintenance Organization (revised)

•	New Jersey State Plan or State Plan (revised)

•	NJ FamilyCare Plan H (revised)
shall be amended as reflected in the relevant pages of Article 1 attached hereto and incorporated herein.

3.	Article 2, “Conditions Precedent” Sections A, G, G(1) and H shall be amended as reflected in Article 2, Sections A, G, G(1) , and H attached hereto and incorporated herein.

4.	Article 4, “Provision of Health Care Services” Sections 4.1.1(L); 4.1.1(R) (new); 4.1.2(A)9; 4.1.2(A)24; 4.1.2(A)27; 4.1.3(A)4; 4.1.3(A)7; 4.1.3(A)10; 4.1.6(A)14; 4.1.6(B)1; 4.1.7(B)2; 4.2.4(B)9 (new); 4.6.2(P); 4.6.2(Q)2; 4.6.4(C)4; 4.7.2(A)2; 4.7.2(A)8 (new); 4.7.2(A)9 (new); 4.7.4(B)9; 4.8.8(A)1(a); 4.8.8(A)2(a); 4.8.8(E)7; 4.8.8(1); 4.8.8(J)6; 4.8.8(K); 4.8.8(K)2, 3, 4; 4.8.8(L); 4.8.8(L)2, 3, 4; 4.8.8(M)3; 4.9.1(A); 4.9.1(B); 4.9.1(G)2; 4.9.1(M) (new); 4.9.2; 4.9.2(E) (deleted); and 4.9.3(B)3 (new) shall be amended as reflected in Article 4, Sections 4.1.1(L); 4.1.1(R); 4.1.2(A)9; 4.1.2(A)24; 4.1.2(A)27; 4.1.3(A)4; 4.1.3(A)7; 4.1.3(A)10; 4.1.6(A)14;

4.1.6(B)1; 4.1.7(B)2; 4.2.4(B)9; 4.6.2(P); 4.6.2(Q)2; 4.6.4(C)4; 4.7.2(A)2; 4.7.2(A)8; 4.7.2(A)9; 4.7.4(B)9; 4.8.8(A)1(a); 4.8.8(A)2(a); 4.8.8(E)7; 4.8.8(1); 4.8.8(J)6; 4.8.8(K); 4.8.8(K)2, 3, 4; 4.8.8(L); 4.8.8(L)2, 3, 4; 4.8.8(M)3; 4.9.1(A); 4.9.1(B); 4.9.1(G)2; 4.9.1(M); 4.9.2; 4.9.2(E); and 4.9.3(B)3 attached hereto and incorporated herein.

5.	Article 5, “Enrollee Services” Sections 5.3.1(A)3; 5.3.2(G) (new); 5.5(G)1(b); 5.5(H); 5.5(J); 5.6(B) (deleted); 5.8.2(S); 5.10.2(D); 5.15.1(A), 5.15.2(B)9; 5.15.2(C)4; 5.16.2(A)1 and 5.16.2(A)12 shall be amended as reflected in Article 5, Sections 5.3.1(A)3; 5.3.2(G); 5.5(G)1(b); 5.5(H); 5.5(J); 5.6(B); 5.8.2(S); 5.10.2(D); 5.15.1(A); 5.15.2(B)9; 5.15.2(C)4; 5.16.2(A)1 and 5.16.2(A)12 attached hereto and incorporated herein.

6.	Article 6, “Provider Information” Sections 6.2(A)13 and 6.5(E) shall be amended as reflected in Article 6, Sections 6.2(A)13 and 6.5(E) attached hereto and incorporated herein.

7.	Article 7, “Terms and Conditions” Sections 7.2(B)7, 8, 11; 7.12(C)3; 7.14(A); 7.14(A)5, 7; 7.14(G)2; 7.16.2; 7.16.7(A)3; 7.20.8 (new); 7.21; 7.26(F); 7.30(A); 7.30(A)1; 7.30(A)3 (new); 7.37(A); 7.38.2(A)5 and 7.38.2(1) (new) shall be amended as reflected in Article 7, Sections 7.2(B)7, 8, 11; 7.12(C)3; 7.14(A); 7.14(A)5, 7; 7.14(G)2; 7.16.2; 7.16.7(A)3; 7.20.8; 7.21; 7.26(F); 7.30(A); 7.30(A)1; 7.30(A)3; 7.37(A); 7.38.2(A)5 and 7.38.2(1) attached hereto and incorporated herein.

8.	Article 8, “Financial Provisions,” Sections 8.2.1; 8.2.1(C); 8.3.2; 8.4.1; 8.4.1(A); 8.5.2.7; 8.5.4; 8.6; 8.7(C); 8.8(C) and 8.8(D) shall be amended as reflected in Article 8, Sections 8.2.1; 8.2.1(C); 8.3.2; 8.4.1; 8.4.1(A); 8.5.2.7; 8.5.4; 8.6; 8.7(C); 8.8(C) and 8.8(D) attached hereto and incorporated herein.

9.	Appendix, Section A, “Reports”
•	A.4.1 — Provider Network File, Attachment A;

•	A.4.3 — Network Accessibility Analysis — A.5, B;

•	A.7.2 — Fraud and Abuse — added Section C to table;

•	A.7.3 — Table 1 — Medicaid Enrollment by Primary Care Provider — revised

•	A.7.11 — Table 9 — Semi Annual Utilization and Medical Expenditures Summary;

•	A.7.18 — Table 16 — Ratio of Prior Authorizations Denied to Requested;

•	A.7.21 — Contractor Financial Reporting Manual for Medicaid/NJ FamilyCare Rate Cell Grouping Costs — revised;
shall be amended as reflected in Appendix, Section A, A.4.1; A.4.3; A.7.2, A.7.3; A.7.11; A.7.18 and A.7.21 attached hereto and incorporated herein.
10.	Appendix, Section B, “Reference Materials”
•	B.3.2 — Data File Resource Guide;

•	B.4.15 — Hysterectomy and Sterilization Procedures and Consent Forms

shall be amended as reflected in Appendix, Section B, B.3.2 and B.4.15 attached hereto and incorporated herein.
11.	Appendix, Section C, “Capitation Rates” shall be revised as reflected in SFY 2006 Capitation Rates attached hereto and incorporated herein.

All other terms and conditions of the October 1, 2000 contract and subsequent amendments remain unchanged except as noted above.
The contracting parties indicate their agreement by their signatures.

AMERIGROUP	State of New Jersey Department
New Jersey, Inc.	of Human Services

BY:	BY: Ann Clemency Kohler

TITLE: President & CEO	TITLE: Director, DMAHS

DATE: 5/26/06	DATE:

APPROVED AS TO FORM ONLY

Attorney General

State of New Jersey

BY:

Deputy Attorney General

DATE:

CONTRACT
BETWEEN
STATE OF NEW JERSEY
DEPARTMENT OF HUMAN SERVICES
DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES
AND
                                                                                 , CONTRACTOR
Amended 7/1/2006

STATE OF NEW JERSEY
DEPARTMENT OF HUMAN SERVICES
DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES
AND

CONTRACT TO PROVIDE SERVICES
This comprehensive risk and non-risk contract is entered into this                      day of                     , and is effective on the                      day of                      between the Department of Human Services, which is in the executive branch of state government, the state agency designated to administer the Medicaid program under Title XIX of the Social Security Act, 42 U.S.C. 1396 et seq. pursuant to the New Jersey Medical Assistance Act, N.J.S.A. 30:4D-l et seq. and the State Child Health Insurance Program under Title XXI of the Social Security Act, 42 U.S.C. 1397aa et seq., pursuant to the Children’s Health Care Coverage Act, PL 1997, c.272 (also known as ‘NJ KidCare”), pursuant to Family Care Health Coverage Act, P.L. 2005, c.156 (also known as “NJ FamilyCare”) whose principal office is located at P.O. Box 712, in the City of Trenton, New Jersey hereinafter referred to as the “Department” and                                                                                 , a federally qualified/ state defined health maintenance organization (HMO) which is a New Jersey, profit/nonprofit corporation, certified to operate as an HMO by the State of New Jersey Department of Banking and Insurance and whose principal corporate office is located at                                         , in the City of                                                                                 , County of                     , New Jersey, hereinafter referred to as the “contractor”.
WHEREAS, the contractor is engaged in the business of providing prepaid, capitated comprehensive health care services pursuant to N.J.S.A. 26:2J-1 et seq. as well as non-risk administrative services for certain beneficiary groups; and
WHEREAS, the Department, as the state agency designated to administer a program of medical assistance for eligible persons under Title XIX of the Social Security Act (42 U.S.C. Sec. 1396, et seq., also known as “Medicaid”), for eligible persons under the Family Care Health Coverage Act (P.L. 2005, c.156) and for children under Title XXI of the Social Security Act (42 U.S.C. Sec. 1397aa, et seq., also known as “State Child Health Insurance Program”), is authorized pursuant to the federal regulations at 42 C.F.R. 434 to provide such a program through an HMO and is desirous of obtaining the contractor’s services for the benefit of persons eligible for Medicaid/NJ FamilyCare; and
WHEREAS, the Division of Medical Assistance and Health Services (DMAHS), is the Division within the Department designated to administer the medical assistance program, and the Department’s functions as regards all Medicaid/NJ FamilyCare program benefits provided through the contractor for Medicaid/NJ FamilyCare eligible enrolled in the contractor’s plan.

NOW THEREFORE, in consideration of the contracts and mutual covenants herein contained, the Parties hereto agree as follows:
1.	PREAMBLE
Governing Statutory and Regulatory Provisions: This contract and all renewals and modifications are subject to the following laws and all amendments thereof: Title XIX and Title XXI of the Social Security Act, 42 U.S.C. 1396 et. seq., 42 U.S.C. 1397aa et seq., the New Jersey Medical Assistance Act and the Medicaid, and NJ KidCare and NJ FamilyCare State Plans approved by CMS (N.J.S.A. 30:4D- 1 et seq.; 8 et seq.); federal and state Medicaid and State Child Health Insurance, and NJ FamilyCare regulations, other applicable federal and state statutes, and all applicable local laws and ordinances.

Care Management—a set of enrollee-centered, goal-oriented, culturally relevant, and logical steps to assure that an enrollee receives needed services in a supportive, effective, efficient, timely, and cost-effective manner. Care management emphasizes prevention, continuity of care, and coordination of care, which advocates for, and links enrollees to, services as necessary across providers and settings. Care management functions include 1) early identification of enrollees who have or may have special needs, 2) assessment of an enrollee’s risk factors, 3) development of a plan of care, 4) referrals and assistance to ensure timely access to providers, 5) coordination of care actively linking the enrollee to providers, medical services, residential, social, and other support services where needed, 6) monitoring, 7) continuity of care, and 8) follow-up and documentation.
Centers for Medicare and Medicaid Services (CMS)—formerly the Health Care Financing Administration (HCFA) within the U.S. Department of Health and Human Services.
Certificate of Authority—a license granted by the New Jersey Department of Banking and Insurance to operate an HMO in compliance with N.J.S.A. 26:2J-l et. seq.
Children with Special Health Care Needs—those children who have or are at increased risk for chronic physical, developmental, behavioral, or emotional conditions and who also require health and related services of a type and amount beyond that required by children generally.
Chronic Illness—a disease or condition of long duration (repeated inpatient hospitalizations, out of work or school at least three months within a twelve-month period, or the necessity for continuous health care on an ongoing basis), sometimes involving very slow progression and long continuance. Onset is often gradual and the process may include periods of acute exacerbation alternating with periods of remission.
Clinical Peer—a physician or other health care professional who holds a non-restricted license in New Jersey and is in the same or similar specialty as typically manages the medical condition, procedure, or treatment under review.
CNM or Certified Nurse Midwife—a registered professional nurse who is legally authorized under State law to practice as a nurse-midwife, and has completed a program of study and clinical experience for nurse-midwives or equivalent.
CNP or Certified Nurse Practitioner—a registered professional nurse who is licensed by the New Jersey Board of Nursing and meets the advanced educational and clinical practice requirements beyond the two to four years of basic nursing education required of all registered nurses.

CNS or Clinical Nurse Specialist—a person licensed to practice as a registered professional nurse who is licensed by the New Jersey State Board of Nursing or similarly licensed and certified by a comparable agency of the state in which he/she practices.
Cold Call Marketing—any unsolicited personal contact with a potential enrollee by an employee or agent of the contractor for the purpose of influencing the individual to enroll with the contractor. Marketing by an employee of the contractor is considered direct; marketing by an agent is considered indirect.
Commissioner—the Commissioner of the New Jersey Department of Human Services or a duly authorized representative.
Complaint—a protest by an enrollee as to the conduct by the contractor or any agent of the contractor, or an act or failure to act by the contractor or any agent of the contractor, or any other matter in which an enrollee feels aggrieved by the contractor, that is communicated to the contractor and that could be resolved by the contractor within five (5) business days, except for urgent situations, and as required by the exigencies of the situation.
Complaint Resolution—completed actions taken to fully settle a complaint to the DMAHS’ satisfaction.
Comprehensive Orthodontic Treatment—the utilization of fixed orthodontic appliances (bands/brackets and arch wires) to improve the craniofacial dysfunction and/or dentofacial deformity of the patient. Active orthodontic treatment begins when tooth extractions are initiated as the result of and in conjunction with an authorized orthodontic treatment plan.
Comprehensive Risk Contract—a risk contract that covers comprehensive services, that is, inpatient hospital services and any of the following services, or any three or more of the following services:
1.	Outpatient hospital services.

2.	Rural health clinic services.

3.	FQHC services.

4.	Other laboratory and X-ray services.

5.	Nursing facility (NF) services.

6.	Early and periodic screening, diagnosis and treatment (EPSDT) services.

7.	Family planning services.

8.	Physician services.

9.	Home health services.
Condition—a disease, illness, injury, disorder, or biological or psychological condition or status for which treatment is indicated.

DFD—the Division of Family Development, within the New Jersey Department of Human Services that administers programs of financial and administrative support for certain qualified individuals and families.
DHHS or HHS—United States Department of Health and Human Services of the executive branch of the federal government, which administers the Medicaid program through the Centers for Medicare and Medicaid Services (CMS).
DHSS—the New Jersey Department of Health and Senior Services in the executive branch of New Jersey State government. Its role and functions are delineated throughout the contract.
Diagnostic Services—any medical procedures or supplies recommended by a physician or other licensed practitioner of the healing arts, within the scope of his or her practice under State law, to enable him or her to identify the existence, nature, or extent of illness, injury, or other health deviation in an enrollee.
Director—the Director of the Division of Medical Assistance and Health Services or a duly authorized representative.
Disability—a physical or mental impairment that substantially limits one or more of the major life activities for more than three months a year.
Disability in Adults—for adults applying under New Jersey Care Special Medicaid Programs and Title II (Social Security Disability Insurance Program) and for adults applying under Title XVI (the Supplemental Security Income [SS] program), disability is defined as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment(s) which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Disability in Children—a child under age 18 is considered disabled if he or she has a medically determinable physical or mental impairment(s) which results in marked and severe functional limitations that limit the child’s ability to function independently, appropriately, and effectively in an age-appropriate manner, and can be expected to result in death or which can be expected to last for 12 months or longer.
Disenrollment—the removal of an enrollee from participation in the contractor’s plan, but not from the Medicaid program.
Division of Developmental Disabilities (DDD)—a Division within the New Jersey Department of Human Services that provides evaluation, functional and guardianship services to eligible persons. Services include residential services, family support, contracted day programs, work opportunities, social supervision, guardianship, and referral services.
Division of Disability Services (DDS)—a Division within the Department of Human Services that promotes the maximum independence and participation of people with disabilities in community life. The DDS administers seven Medicaid waiver programs, the work incentives Medicaid buy-in program, the New Jersey personal assistance services program (PASP) and the New Jersey cash and counseling demonstration program.
Division or DMAHS—the New Jersey Division of Medical Assistance and Health Services within the Department of Human Services which administers the contract on behalf of the Department.
Drug Utilization Review (DUR)—the process whereby the medical necessity is determined for a drug that exceeds a DUR standard prospectively (prior to a drug being dispensed) or retrospectively (after a drug has been dispensed). Prospective DUR shall utilize established prior authorization procedures as described in Article 4. Retrospective DUR shall utilize telephonic or written interventions with prescribers to determine medical necessity for prescribed medications.
Dual Eligible—individual covered by both Medicaid and Medicare.
Durable Medical Equipment (DME)—equipment, including assistive technology, which: a) can withstand repeated use; b) is used to service a health or functional purpose; c) is ordered by a qualified practitioner to address an illness, injury or disability; and d) is appropriate for use in the home or work place/school.
DYFS—the Division of Youth and Family Services, within the New Jersey Department of Human Services, whose responsibility is to ensure the safety of children and to provide social services to children and their families. DYFS enrolls into Medicaid financially eligible children under its supervision who reside in DYFS-supported substitute living arrangements such as foster care and certain subsidized adoption placements.
DYFS Residential Facilities—include Residential Facilities, Teaching Family Homes, Juvenile Family In-Crisis Shelters, Children’s Shelters, Transitional Living Homes, Treatment Homes Programs, Alternative Home Care Program, and Group Homes.
Early and Periodic Screening, Diagnosis and Treatment (EPSDT)—a Title XIX mandated program that covers screening and diagnostic services to determine physical and mental defects in enrollees under the age of 21, and health care, treatment, and other measures to correct or ameliorate any defects and chronic conditions discovered, pursuant to Federal Regulations found in Title XIX of the Social Security Act.
Early and Periodic Screening, Diagnosis and Treatment/Private Duty Nursing (EPSDT/PDN) Services—the private duty nursing services provided to all eligible EPSDT beneficiaries under 21 years of age who live in the community and whose medical condition and treatment plan justify the need. Private duty nursing services are provided in the community only, and not in hospital inpatient or nursing facility settings. See Appendix B 4.1 for eligibility requirements.
Effective Date of Contract—shall be October 1, 2000.

some other person. It includes any act that constitutes fraud under applicable federal or State law. (See 42 C.F.R. § 455.2)
Full Time Equivalent—the number of personnel with the same job title and responsibilities who, in the aggregate, perform work equivalent to a singular individual working a 40-hour work week.
Good Cause—reasons for disenrollmment or transfer that include failure of the contractor to provide services including physical access to the enrollee in accordance with contract terms, enrollee has filed a grievance and has not received a response within the specified time period or enrollee has filed a grievance and has not received satisfaction. See Article 5.10.2 for more detail.
Governing Body—a managed care organization’s Board of Directors or, where the Board’s participation with quality improvement issues is not direct, a designated committee of the senior management of the managed care organization.
Grievance—means an expression of dissatisfaction about any matter or a complaint that is submitted in writing, or that is orally communicated and could not be resolved within five (5) business days of receipt.
Grievance System—means the overall system that includes grievances and appeals at the contractor level and access to the State fair hearing process.
Group Model—a type of HMO operation similar to a group practice except that the group model must meet the following criteria: (a) the group is a separate legal entity, (i.e. administrative entity) apart from the HMO; (b) the group is usually a corporation or partnership; (c) members of the group must pool their income; (d) members of the group must share medical equipment, as well as technical and administrative staff; (e) members of the group must devote at least 50 percent of their time to the group; and (f) members of the group must have “substantial responsibility” for delivery of health services to HMO members, within four years of qualification. After that period, the group may request additional time or a waiver in accordance with federal regulations at 42 C.F.R. Section 110.104(2), Subpart A.
Health Benefits Coordinator (HBC)—the external organization under contract with the Department whose primary responsibility is to assist Medicaid eligible individuals in contractor selection and enrollment.

Health Care Professional—a physician or other health care professional if coverage for the professional’s services is provided under the contractor’s contract for the services. It includes podiatrists, optometrists, chiropractors, psychologists, dentists, physician assistants, physical or occupational therapists and therapist assistants, speech-language pathologists, audiologists, registered or licensed practical nurses (including nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, and certified nurse midwives), licensed certified social workers, registered respiratory therapists, and certified respiratory therapy technicians.
Health Care Services—are all preventive and therapeutic medical, dental, surgical, ancillary (medical and non-medical) and supplemental benefits provided to enrollees to diagnose, treat, and maintain the optimal well-being of enrollees provided by physicians, other health care professionals, institutional, and ancillary service providers.
Health Insurance—private insurance available through an individual or group plan that covers health services. It is also referred to as Third Party Liability.
Health Maintenance Organization (HMO)—any entity which contracts with providers and furnishes at least basic comprehensive health care services on a prepaid basis to enrollees in a designated geographic area pursuant to N.J.S.A. 26:2J-l et seq., and with regard to this contract is either:
A.	A Federally Qualified HMO; or

B.	Meets the State Plan’s definition of an HMO which includes, at a minimum, the following requirements:
1.	It is organized primarily for the purpose of providing health care services;

2.	It makes the services it provides to its Medicaid enrollees as accessible to them (in terms of timeliness, amount, duration, and scope) as the services are to non-enrolled Medicaid eligible individuals within the area served by the HMO;

3.	It makes provision, satisfactory to the Division and Departments of Banking and Insurance, against the risk of insolvency, and assures that Medicaid enrollees will not be liable for any of the HMO’s debts if it does become insolvent; and

4.	It has a Certificate of Authority granted by the State of New Jersey to operate in all or selected counties in New Jersey.
HEDIS—Health Plan Employer Data and Information Set.
HIPAA—Health Insurance Portability and Accountability Act.
Incurred-But-Not-Reported (IBNR)—estimate of unpaid claims liability, includes received but unpaid claims.
Indicators—the objective and measurable means, based on current knowledge and clinical experience, used to monitor and evaluate each important aspect of care and service identified.
Individual Health Care Plan (IHCP)—a multi-disciplinary plan of care for enrollees with special needs who qualify for a higher level of care management based on a ordinarily covered services for all other Medicaid enrollees, are appropriate for the age and health status of the individual and that the service will aid the overall physical and mental growth and development of the individual and the service will assist in achieving or maintaining functional capacity.
Medically Needy (MN) Person or Family—a person or family receiving services under the Medically Needy Program.
Medicare—the program authorized by Title XVIII of the Social Security Act to provide payment for health services to federally defined populations.
Medicare+Choice Organization—an entity that contracts with CMS to offer a Medicare+Choice plan pursuant to 42 U.S.C. §1395w-27.
Member—an enrolled participant in the contractor’s plan; also means enrollee.
Minority Populations—Asian/Pacific Islanders, African-American/Black, Hispanic/ Latino, and American Indians/Alaska Natives.
MIS—management information system.
Multilingual—at a minimum, English and Spanish and any other language which is spoken by 200 enrollees or five percent of the enrolled Medicaid population of the contractor’s plan, whichever is greater.
NCQA—the National Committee for Quality Assurance.
Newborn—an infant born to a mother enrolled in a contractor’s plan at the time of birth.
New Jersey State Plan or State Plan—the DHS/DMAHS document, filed with and approved by CMS, that describes the New Jersey Medicaid/NJ FamilyCare program.
N.J.A.C.—New Jersey Administrative Code.
NJ FamilyCare Plan A—means the State-operated program which provides comprehensive managed care coverage to:
•	Uninsured children below the age of 19 with family incomes up to and including 133 percent of the federal poverty level;

•	Children under the age of one year and pregnant women eligible under the New Jersey Care... Special Medicaid Programs;

•	Pregnant women up to 200 percent of the federal poverty level;

•	AFDC eligibles who are in work-related extensions.
In addition to covered managed care services, eligibles under this program may access certain other services which are paid fee-for-service by the State and not covered under this contract.

In addition to covered managed care services, eligibles under these programs may access certain services which are paid fee-for-service and not covered under this contract.
NJ FamilyCare Plan H—means the State-operated program which provides managed care administrative services coverage to uninsured:
•	Adults and couples without dependent children under the age of 19 with family incomes up to and including 100 percent of the federal poverty level;

•	Adults and couples without dependent children under the age of 23 years, who do not qualify for AFDC Medicaid, with family incomes up to and including 250 percent of the federal poverty level.

•	Restricted alien parents over 21 years of age not including pregnant women.
Plan H eligibles will be identified by a capitation code. Capitation codes drive the service package. The Program Status Code drives the cost-sharing requirements.
Any of the Program Status Codes listed below can include restricted alien parents. Therefore, it is necessary to rely on the capitation code to identify Plan H eligibles. Eligibles with incomes above 150 percent of the federal poverty level are required to participate in cost sharing in the form of monthly premiums and copayments for most services. These groups are identified by the program status code (PSC) indicated below. For clarity, the program status codes related to Plan H non-cost sharing groups are also listed.

PSC
Cost Sharing	No Cost Sharing
498 (w/corresponding	380, 310, 320, 330, 410, 420,
cap code)	430, 470, 497 (with
701	corresponding cap codes) 700 763
NJ FamilyCare Plan I—means the State-operated program that provides certain benefits on a fee-for-service basis through the DMAHS for Plan D parents/caretakers with a program status code of 380.
N.J.S.A.—New Jersey Statutes Annotated.
Non-Covered Contractor Services—services that are not covered in the contractor’s benefits package included under the terms of this contract.
Non-Covered Medicaid Services—all services that are not covered by the New Jersey Medicaid State Plan.
Non-Participating Provider—a provider of service that does not have a contract with the contractor.

ARTICLE TWO: CONDITIONS PRECEDENT
A.	This contract shall be with qualified, established HMOs operating in New Jersey through a Certificate of Authority for the Medicaid/NJ FamilyCare line of business approved by the New Jersey Department of Banking and Insurance. The contractor shall receive all necessary authorizations and approvals of governmental or regulatory authorities to operate in the service/enrollment areas as of the effective date of operations.

B.	The contractor shall ensure continuity of care and full access to primary, specialty, and ancillary care as required under this contract and access to full administrative programs and support services offered by the contractor for all its lines of business and/or otherwise required under this contract.

C.	The contractor shall, by the effective date, have received all necessary authorizations and approvals of governmental or regulatory authorities including an approved Certificate of Authority (COA) to operate in all counties in a geographic region as defined in Article 5.1 or shall have an approved (by DMAHS) county phase-in plan defined in Section H. This Article does not and is not intended to require the contractor to obtain COAs in all three geographic regions.

D.	Documentation. Subsequent to the signing date by the contractor but prior to contract execution by the Department, the Department shall review and approve the materials listed in a precontracting checklist issued by the DMAHS.

E.	Readiness Review. The Department will, prior to the signing date, conduct a readiness review of the areas set forth in Section B.2,3 of the Appendices to generally assess the contractor’s readiness to begin operations and issue a letter to the contractor that conveys its findings and any changes required before contracting with the Department.

F.	This contract, as well as any attachments or appendices hereto shall only be effective, notwithstanding any provisions in such contract to the contrary, upon the receipt of federal approval and approval as to form by the Office of the Attorney General for the State of New Jersey.
G.	The contractor shall remain in compliance with the following conditions which shall satisfy the Departments of Banking and Insurance, and Human Services prior to this contract becoming effective:
1.	The contractor shall maintain an approved certificate of authority to operate as a health maintenance organization in New Jersey from the Department of Banking and Insurance for the Medicaid/NJ FamilyCare population.

2.	The contractor shall comply with and remain in compliance with minimum net worth and fiscal solvency and reporting requirements of the
Department of Banking and Insurance, the Department of Human Services, the federal government, and this contract.

3.	The contractor shall provide written certification of new written contracts for all providers other than FQHCs and shall provide copies of fully executed contracts for new contracts with FQHCs on a quarterly basis.

4.	If insolvency protection arrangements change, the contractor shall notify the DMAHS sixty (60) days before such change takes effect and provide written copy of DOBI approval.
H.	County Expansion Phase-In Plan. If the contractor does not have an approved COA for each of the counties in a designated region, the contractor shall submit to DMAHS a county expansion phase-in plan for review and approval by DMAHS prior to the execution of this contract. The plan shall include detailed information of:
•	The region and names of the counties targeted for expansion;

•	Anticipated dates of the submission of the COA modification to DOBI (with copies to DMAHS);

•	Anticipated date of approval of the COA;

•	Anticipated date for full operations in the region;

•	Anticipated date for initial beneficiary enrollment in each county

The phase-in plan shall indicate when full expansion into a region shall be completed. All expansions are subject to approval by DMAHS, The contractor shall maintain full coverage for each county in each region in which the contractor operates for the duration of this contract.
L.	No court order, administrative decision, or action by any other instrumentality of the United States Government or the State of New Jersey or any other state is outstanding which prevents implementation of this contract.

J.	Net Worth

1.	The contractor shall maintain a minimum not worth in accordance with N.J.A.C. Title 8:38.11 et seq.

2.	The Department shall have the right to conduct targeted financial audits of the contractor’s Medicaid/NJ FamilyCare line of business. The contractor shall provide the Department with financial data, as requested by the Department, within a timeframe specified by the Department.
K.	The contractor shall comply with the following financial operations requirements:
1.	A contractor shall establish and maintain:

a.	An office in New Jersey, and

b.	Premium and claims accounts in a New Jersey qualified bank as approved by DOBI.

2.	The contractor shall have a fiscally sound operation as demonstrated by:

a.	Maintenance of a minimum net worth in accordance with DOBI requirements (total line of business) and the requirements outlined in G and J above and Article 8.2.

b.	Maintenance of a net operating surplus for Medicaid/NJ FamilyCare line of business. If the contractor fails to earn a net operating surplus during the most recent calendar year or does not maintain minimum net worth requirements on a quarterly basis, it shall submit a plan of action to DMAHS within the time frame specified by the Department. The plan is subject to the approval of DMAHS. It shall demonstrate how and when minimum net worth will be replenished and present marketing and financial projections. These shall be supported by suitable back-up material. The discussion shall include possible alternate funding sources, including invoking of corporate parental guarantee. The plan will include:
i.	A detailed marketing plan with enrollment projections for the next two years.

ii.	A projected balance sheet for the next two years.

iii.	A projected statement of revenues and expenses on an accrual basis for the next two years.

iv.	A statement of cash flow projected for the next two years.

v.	A description of how to maintain capital requirements and replenish net worth,

vi.	Sources and timing of capital shall be specifically identified.
3.	The contractor may be required to obtain prior to this contract and maintain "Stop-Loss" insurance, pursuant to provisions in Article 8.3.2.

4.	The contractor shall obtain prior to this contract and maintain for the duration of this contract, any extension thereof or for any period of liability exposure, protection against insolvency pursuant to provisions in G above and Article 8.2.
L.	Certifications- The contractor shall comply with required certifications, program integrity and prohibited affiliation requirements of 42 CFR 438 subpart H as a condition for receiving payment under this contract. Data that must be certified include, but are not limited to, enrollment data, encounter data, and other information specified in this contract.

years of age with a diagnosis of scoliosis or spina bifida), and laminectomy (except for children under 18 years of age with a diagnosis of scoliosis). The Second Opinion program shall be incorporated into the contractor’s medical procedures and submitted to DMAHS for review and approval.
K.	Unless otherwise required by this contract, the contractor shall make no distinctions with regard to the provision of services to Medicaid and NJ FamilyCare enrollees and the provision of services provided to the contractor’s non-Medicaid/NJ FamilyCare enrollees.
L.	DMAHS may intercede on an enrollee’s behalf when DMAHS deems it appropriate for the provision of medically necessary services and to assist enrollees with the contractor’s operations and procedures which may cause undue hardship for the enrollee. The contractor shall respond (i.e. acknowledgement of Division request, status updates, and/or plan of action) to DMAHS requests for information or documentation within three (3) business days or earlier depending on the medical exigencies of the case. Failure to provide the information or documentation may result in a notice of deficiency to the contractor and potential imposition of sanctions. In the event of a difference in interpretation of contractually required service provision between the Department and the contractor, the Department’s interpretation shall prevail until a formal decision is reached, if necessary.
M.	An enrollee who seeks self-initiated care from a non-participating provider without referral/authorization shall be held responsible for the cost of care. The enrollee shall be fully informed of the requirement to seek care when it is available within the network and the consequences of obtaining unauthorized out-of-network care for covered services.
N.	Protection of Enrollee — Provider Communications. Health care professionals may not be prohibited from advising their patients about their health status or medical care or treatment, regardless of whether this care is covered as a benefit under the contract,
O.	Medical or Dental Procedures. For procedures that may be considered either medical or dental such as surgical procedures for fractured jaw or removal of cysts, the contractor shall establish written policies and procedures clearly and definitively delineated for all providers and administrative staff, indicating that either a physician specialist or oral surgeon may perform the procedure and when, where, and how authorization, if needed, shall be promptly obtained.
P.	Out-of-Network Services. If the contractor is unable to provide in-network necessary services, covered under the contract to a particular enrollee, the contractor must adequately and timely cover those services out-of-network for the enrollee, for as long as the contractor is unable to provide them in-network.
Q.	Termination of Benefits. For benefits terminated at the direction of the State, the contractor shall be responsible for previously authorized services for a period of sixty (60) days after the effective date of termination.

R.	The contractor is not required to pay for non-HMO covered benefits. However, if the contractor does pay for non-HMO covered benefits in error, the Division shall have the right to not reimburse the contractor for those costs.
4.1.2 BENEFIT PACKAGE
A.	The following categories of services shall be provided by the contractor for all Medicaid and NJ FamilyCare Plans A, B, and C enrollees, except where indicated. See Section B.4.1 of the Appendices for complete definitions of the covered services,
1.	Primary and Specialty Care by physicians and, within the scope of practice and in accordance with State certification/licensure requirements, standards and practices, by Certified Nurse Midwives, Certified Nurse Practitioners, Clinical Nurse Specialists, and Physician Assistants

2.	Preventive Health Care and Counseling and Health Promotion

3.	Early and Periodic Screening, Diagnosis, and Treatment (EPSDT) Program Services

For NJ FamilyCare Plans B and C participants, coverage includes early and periodic screening and diagnosis medical examinations, dental, vision, hearing, and lead screening services. It includes only those treatment services identified through the examination that are available under the contractor’s benefit package or specified services under the FFS program.

4.	Emergency Medical. Care

5.	Inpatient Hospital Services including acute care hospitals, rehabilitation hospitals, and special hospitals.

6.	Outpatient Hospital Services

7.	Laboratory Services [Except routine testing related to administration of Clozapine and the other psychotropic drugs listed in Article 4.1.4B for non-DDD clients.]

8.	Radiology Services — diagnostic and therapeutic

9.	Prescription Drugs (legend and non-legend covered by the Medicaid program) — For payment method for Protease Inhibitors, certain other anti-retrovirals, blood clotting factors VIII and IX, and coverage of protease inhibitors and certain other anti-retrovirals under NJ FamilyCare, see Article 8. Exception: not a contractor-covered benefit for the ABD population: and other dual eligible individuals Identified by cap codes pertaining to enrollees with Medicare.

10.	Family Planning Services and Supplies

11.	Audiology

12.	Inpatient Rehabilitation Services

13.	Podiatrist Services

14.	Chiropractor Services

15.	Optometrist Services

16.	Optical Appliances

17.	Hearing Aid Services

18.	Home Health Agency Services — Not a contractor-covered benefit for the ABD population. All other services provided to an enrollee in the horn; including but not limited to pharmacy (not applicable to the ABD population) and DME services, are the contractor’s fiscal and medical management responsibility.

19.	Hospice Services-are covered in the community as well as in institutional settings. Room and board services are included only when services are delivered in an institutional (non private residence) setting.

20.	Durable Medical Equipment (DME)/Assistive Technology Devices in accordance with existing Medicaid regulations.

21.	Medical Supplies

22.	Prosthetics and Orthotics including certified shoe provider.

23.	Dental Services

24.	Organ Transplants — includes donor and recipient costs. Exception: The contractor will not be responsible for transplant-related donor and recipient inpatient hospital costs for an individual placed on a transplant list while in the Medicaid FFS program prior to initial enrollment into the contractor’s plan. The contractor shall be responsible for transplant- related donor and recipient inpatient hospital costs for an individual placed on a transplant list or becomes eligible for a transplant while enrolled in managed care prior to disenrollment to the Medicaid FFS program within two months of the transplant.

25.	Transportation Services for any contractor-covered service or non- contractor covered service including ambulance, mobile intensive care units (MICUs) and invalid coach (including lift equipped vehicles)

27.	Mental Health/Substance Abuse Services for enrollees who are clients of the Division of Developmental Disabilities. Exception — partial care services are not covered by the contractor. Partial hospitalization is a contractor-covered service for DDD clients.

B.	Conditions Altering Mental Status. Those diagnoses which are categorized as altering the mental status of an individual but are of organic origin shall be part of the contractor’s medical, financial and care management responsibilities for all categories of enrollees. These include the diagnoses in the following ICD-9-CM Series:

1.	290.0	Senile dementia, simple type
2.	290.1	Presenile dementia
3.	290.10	Presenile dementia, uncomplicated
4.	290.11	Presenile dementia with delerium
5.	290.12	Presenile dementia with delusional features
6.	290.13	Presenile dementia with depressive features
7.	290.2	Senile dementia with delusional or depressive features
8.	290.20	Senile dementia with delusional features
9.	290.21	Senile dementia with depressive features
10.	290.3	Senile dementia with delerium
11.	290.4	Arteriosclerotic dementia
12.	290.40	Arteriosclerotic dementia, uncomplicated
13.	290.41	Arteriosclerotic dementia with delirium
14.	290.42	Arteriosclerotic dementia with delusional features
15.	290.43	Arteriosclerotic dementia with depressive features
16.	290.8	Other specific senile psychotic conditions
17.	290.9	Unspecified senile psychotic condition
18.	291.1	Alcohol amnestic syndrome
19.	291.2	Other alcoholic dementia
20.	292.82	Drug induced dementia
21.	292.83	Drug-induced amnestic syndrome
22.	292.9	Unspecified drug induced mental disorders
23.	293.0	Acute delirium
24.	293.1	Subacute delirium
25.	293.8	Other specific transient organic mental disorders
26.	293.81	Organic delusional syndrome
27.	293.82	Organic hallucinosis syndrome
28.	293.83	Organic affective syndrome
29.	293.84	Organic anxiety syndrome
30.	294.0	Amnestic syndrome
31.	294.1	Dementia in conditions classified elsewhere
32.	294.8	Other specified organic brain syndromes (chronic)
33.	294.9	Unspecified organic brain syndrome (chronic)
34.	305.1	Non-dependent abuse of drugs - tobacco
35.	310.0	Frontal lobe syndrome
36.	310.2	Postconcussion syndrome

37.	310.8	Other specified nonpsychotic mental disorder following organic brain damage
38.	310.9	Unspecified nonpsychotic mental disorder following organic brain damage
In addition, the contractor shall retain responsibility for delivering all covered Medicaid mental health/substance abuse services (except partial care services) to enrollees who are clients of the Division of Developmental Disabilities (referred to as “clients of DDD”). Articles Four and Five contain further information regarding clients of DDD.
4.1.3	SERVICES REMAINING IN FEE-FOR-SERVICE PROGRAM AND MAY NECESSITATE CONTRACTOR ASSISTANCE TO THE ENROLLEE TO ACCESS THE SERVICES
A.	The following services provided by the New Jersey Medicaid program under its State plan shall remain in the fee-for-service program but may require medical orders by the contractor’s PCPs/providers. These services shall not be included in the contractor’s capitation.
1.	Personal Care Assistant Services (not covered for NJ FamilyCare Plans B and C)

2.	Medical Day Care (not covered for NJ FamilyCare Plans B and C)

3.	Outpatient Rehab — Physical therapy, occupational therapy, and speech pathology services (For NJ FamilyCare Plans B & C enrollees, limited to 60 days per therapy per year)

4.	Elective, induced abortions and related services including surgical procedure, cervical dilation, insertion of cervical dilator, anesthesia including para cervical block, history and physical examination on day of surgery; lab tests including PT, PTT, OB Panel (includes hemogram, platelet count, hepatitis B surface antigen, rubella antibody, VDRL, blood typing ABO and Rh, CBC and differential), pregnancy test, urinalysis and urine drug screen, glucose and electrolytes; routine venipuncture; ultrasound, pathological examination of aborted fetus; Rhogam and its administration.

Note: spontaneous abortions/miscarriages, such as those included under ICD-9 diagnosis codes 632, 634.0-634.99, 637.0-637.99 are not elective/induced abortions.

5.	Transportation — lower mode (not covered for NJ FamilyCare Plans B and C)

6.	Sex Abuse Examinations

7.	Services Provided by New Jersey MH/SA and DYFS Residential Homes. For enrollees living in residential facilities group homes where ongoing care is provided, contractor shall cooperate with the medical, nursing, or administrative staff person designated by the facility to ensure that the enrollees have timely and appropriate access to contractor providers as needed and to coordinate care between those providers and the facility’s employed or contracted providers of health services. Medical care required by these residents remains the contractor’s responsibility providing the contractor’s provider network and facilities are utilized.

8.	Family Planning Services and Supplies when furnished by a non-participating provider.

9.	Home health agency services for the ABD population.

10.	Prescription drugs (legend and non-legend covered by the Medicaid program) for the ABD population and other dual eligible individuals.
B.	Dental Services. For those dental services specified below that are initiated by a Medicaid non-managed care provider prior to first time managed care enrollment, an exemption from contractor-covered services based on the initial managed care enrollment date will be provided and the services paid by Medicaid FFS. The exemption shall only apply to those beneficiaries who have initially received these services during the 60 or 120 day period immediately prior to the initial managed care enrollment date.
1.	Procedure Codes to be paid by Medicaid FFS up to 60 days after first time managed care enrollment:

02710	02792	03430
02720	02950	05110
02721	02952	05120
02722	02954	05211
02750	03310	05211-52
02751	03320	05212
02752	03330	05212-52
02790	03410-22	05213
02791	03411	05214
2.	Procedure Codes to be paid by Medicaid FFS up to 120 days from date of last preliminary extractions after patient enrolls in the MCO (applies to tooth codes 5 - 12 and 21 — 28 only):

05130 05130-22 05140 05140-22

13.	Prescription drugs, excluding over-the-counter drugs___Exception: See Article 8 regarding Protease Inhibitors and other anti-retrovirals.

14.	Dental Services — Limited to preventive dental services for children under the age of 12 years, including oral examinations, x-rays, oral prophylaxis, topical application of fluorides, and sealants. Exception — comprehensive orthodontia treatment services shall be provided, through completion of required services, for any enrollee under the age of 19 years whose orthodontia services were initiated while enrolled with the contractor as a Medicaid, NJ FamilyCare Plan A, B, or C enrollee. The contractor shall not be responsible for orthodontia services to a Plan D enrollee under the age of 19 years old that were initiated while that individual was enrolled with another contractor. The enrollee must continue enrollment in the HMO where services were initiated until those services were completed or until the member loses Medicaid/NJ FamilyCare eligibility. Active treatment begins with the placement of the orthodontic appliances (banding) or the extraction of teeth as part of an authorized comprehensive orthodontic treatment plan. Cases that were authorized before reassignment to Plan D but active treatment was not initiated until after reassignment to Plan D do not qualify for continuation of care.

15.	Podiatrist Services — Excludes routine hygienic care of the feet, including the treatment of corns and calluses, the trimming of nails, and other hygienic care such as cleaning or soaking feet, in the absence of a pathological condition

16.	Prosthetic appliances — -Limited to the initial provision of a prosthetic device that temporarily or permanently replaces all or part of an external body part lost or impaired as a result of disease, injury, or congenital defect. Repair and replacement services are covered when due to congenital growth.

17.	Private duty nursing — Only when authorized by the contractor

18.	Transportation Services — Limited to ambulance for medical emergency only

19.	Well child care including immunizations, lead screening and treatments

20.	Maternity and related newborn care

21.	Diabetic supplies and equipment

B.	Services Available To NJ FamilyCare Plan D Under Fee-For-Service. The following services are available to NJ FamilyCare Plan D enrollees under fee-for-service:
1.	Elective, induced abortion services

2.	Outpatient Rehabilitation Services — Physical therapy, Occupational therapy, and Speech therapy for non-chronic conditions and acute illnesses and injuries. Limited to treatment for a 60-day (that is, 60 business days) consecutive period per incident of illness or injury beginning with the first day of treatment per contract year. Speech therapy services rendered for treatment of delays in speech development, unless resulting from disease, injury or congenital defects are not covered.

3.	Inpatient hospital services for mental health, including psychiatric hospitals, limited to 35 days per year

4.	Outpatient benefits for short-term, outpatient evaluative and crisis intervention, or home health mental health services, limited to 20 visits per year
a.	When authorized by the Division of Medical Assistance and Health Services, one (1) mental health inpatient day may be exchanged for up to four (4) home health visits or four (4) outpatient services, including partial care. This is limited to an exchange of up to a maximum of 10 inpatient days for a maximum of 40 additional outpatient visits.

b.	When authorized by the Division of Medical Assistance and Health Services, one (1) mental health inpatient day may be exchanged for two (2) days of treatment in partial hospitalization up to the maximum number of covered inpatient days.
5.	Inpatient and outpatient services for substance abuse are limited to detoxification.
C.	Exclusions. The following services are not covered for NJ FamilyCare Plan D participants either by the contractor or the Department:
1.	Non-medically necessary services

2.	Intermediate Care Facilities/Mental Retardation

3.	Private duty nursing unless authorized by the contractor

4.	Personal Care Assistant Services

5.	Medical Day Care Services

6.	Chiropractic Services

7.	Dental services except preventive dentistry for children under age 12

8.	Prescription drugs, excluding over-the-counter drugs. Exception: See Article 8 regarding Protease Inhibitors and other anti-retrovirals.

9.	Transportation Services — Limited to ambulance for medical emergency only

10.	Diabetic supplies and equipment

11.	DME — limited benefit, only covered when medically necessary part of inpatient hospital discharge plan — (see Appendix, Section B.4.1 for list of covered items)

12.	Family Planning Services, including medical history and physical examination (including pelvic and breast), diagnostic and laboratory tests, drugs and biologicals, medical supplies and devices, counseling, continuing medical supervision, continuity of care and genetic counseling.

Services provided primarily for the diagnosis and treatment of infertility, including sterilization reversals, and related office (medical and clinic) visits, drugs, laboratory services, radiological and diagnostic services and surgical procedures are not covered by the NJ FamilyCare program. Obtaining family planning services from providers outside the contractor’s provider network is not available for NJ FamilyCare Plan H enrollees.
B.	Services Available To NJ FamilyCare Plan H Under Fee-For-Service. The following services are available to NJ FamilyCare Plan H enrollees under fee-for-service:
1.	Outpatient mental health services, limited to 60 days per calendar year.

2.	Elective, induced abortion services
C.	Exclusions. The following services not covered for NJ FamilyCare Plan H participants either by the contractor or the Department include, but are not limited to:
1.	Non-medically necessary services.

2.	Intermediate Care Facilities/Mental Retardation

3.	Private duty nursing

4.	Personal Care Assistant Services

5.	Medical Day Care Services

6.	Chiropractic Services

7.	Dental services

8.	Orthotic devices

9.	Targeted Case Management for the chronically ill

10.	Residential treatment center psychiatric programs

11.	Religious non-medical institutions care and services

c.	It is strongly encouraged that the contractor publish the formulary on its internet website.
7.	If the formulary includes generic equivalents, the contractor shall provide for a brand name exception process for prescribers to use when medically necessary. For MCSA enrollees, the contractor should implement a mandatory generic drug substitution program consistent with Medicaid program requirements.

8.	The contractor shall establish and maintain a procedure, approved by DMAHS, for internal review and resolution of complaints, such as timely access and coverage issues, drug utilization review, and claim management based on standards of drug utilization review.

9.	The contractor shall limit negative changes to the formulary (e.g., remove a drug, impose step therapy, etc.) to four times annually, unless urgent circumstances require more timely action, such as drag manufacturer’s removal of a drug from the market due to patient safety concerns.
C.	Pharmacy Lock-In Program. The contractor shall implement for MCO and MCSA enrollees a pharmacy lock-in program including policies, procedures and criteria for establishing the need for the lock-in which must be prior approved by DMAHS and must include the following components to the program:
1.	Enrollees shall be notified prior to the lock-in and must be permitted to choose or change pharmacies for good cause

2.	A seventy-two (72)-hour emergency supply of medication at pharmacies other than the designated lock-in pharmacy shall be permitted to assure the provision of necessary medication required in an interim/urgent basis when the assigned pharmacy does not immediately have the medication.

3.	Care management and education reinforcement of appropriate medication/pharmacy use shall be provided. A plan for an education program for enrollees shall be developed and submitted for review and approval.

4.	The continued need for lock-in shall be periodically (at least every two years) evaluated by the contractor for each enrollee in the program.

5.	Prescriptions from all participating prescribers shall be honored and may not be required to be written by the PCP only.

6.	The contractor shall fill medications prescribed by mental health/substance abuse providers, subject to the limitations described in Article 4,4C.

7.	The contractor shall submit quarterly reports on Pharmacy Lock-1n participants. See Section A.7.17 of the Appendices (Table 15).

(if these data are collected and reported to DOBI, a copy of the report should be submitted also to DMAHS) the following clinical indicator measures:

HEDIS	Report Period
Reporting Set Measures	by Contract Year
Childhood Immunization Status	annually
Adolescent Immunization Status	annually
Well-Child Visits in first 15 months of life	annually
Well-Child Visits in the 3rd, 4th, 5th and 6th year of life	annually
Adolescent Well-Care Visits	annually
Prenatal and Postpartum Care	annually
Breast Cancer Screening	annually
Cervical Cancer Screening	annually
Use of Appropriate Medications for People with Asthma	annually
Comprehensive Diabetes Care	annually
Q.	Quality Improvement Projects (QIPs). The contractor shall participate in QIPs defined annually by the State with input from the contractor. The State will, with input from the contractor and possibly other MCEs, define measurable improvement goals and QIP-specific measures which shall serve as the focus for each QIP. The contractor shall be responsible for designing and implementing strategies for achieving each QIP’s objectives. At the beginning of each contract year the contractor shall present a plan for designing and implementing such strategies, which shall receive approval from the State prior to implementation. The contractor shall then submit semiannual progress reports summarizing performance relative to each of the objectives of each contract year.

The QIPs shall be completed annually and shall include the areas identified below, The external review organization (ERO) under contract with DHS shall prepare a final report for year one that will contain data, using State-approved sampling and measurement methodologies, for each of the measures below, Changes in required QIPs shall be defined by the DHS and incorporated into the contract by amendment.

For each measure the DHS will identify a baseline and a compliance standard. Baseline data, target standards, and compliance standards shall be established or updated by the State,

If DHS determines that the contractor is not in compliance with the requirements of the annual QIP objectives, either based on the contractor’s progress report or the ERO’s report, the contractor shall prepare and submit a corrective action plan for DHS approval.
1.	Well-Child Care (EPSDT)

The QIP for Well-Child Care shall focus upon achieving compliance with the EPSDT periodicity schedule (See Article 42.6) in the following priority areas:

The QIP for Well-Child Care shall focus upon achieving compliance with the EPSDT periodicity schedule (See Article 4.2.6) in the following priority areas:

		Minimum
	Performance	Compliance	Discretionary
Clinical Area	Standard	Standard	Sanction
Age-appropriate
Comprehensive exams
(CMS-specified age groups)

< 1 year old	80%	60%	60 - 70%
1 - 2 years old	80%	60%	60 - 70%
3 - 5 years old (at least I visit)	80%	65%	60 - 70%
6 - 9 years old (at least I visit)	80%	60%	60 - 70%
10 - 14 years old (at least 1 visit)	80%	60%	60 - 70%
15 - 18 years old (at least 1 visit)	80%	60%	60 - 70%
19 - 20 years old (at least 1 visit)	80%	60%	60 - 70%

Immunizations
2 year olds (HEDIS combined rate)	80%	60%	60 - 70%

Annual Dental Visit -
3 - 12 yr olds	80%	60%	60 - 70%
13 - 21 yr olds	80%	60%	60 - 70%

Lead screens (under age 3)	80%	60%	60 - 70%

2.	Prenatal Care Birth Outcome

The QIP for Prenatal Care and Birth Outcome shall focus upon improving birth outcomes and health status of children. The contractor shall participate in a collaborative project with DMAHS and the Center for Health Care Strategies (CHCS) to develop and implement this QIP.

relocated and cannot be found), may appeal any UM decision resulting in a denial, termination, or other limitation in the coverage of and access to health care services in accordance with this contract and as defined in C.2 under the procedures described in this Article. Such enrollees and providers shall be provided with a written explanation of the appeal process upon the conclusion of each stage in the appeal process.

2.	Action means, at a minimum, any of the following:
a.	An adverse determination under a utilization review program;

b.	Denial of access to specialty and other care;

c.	Denial of continuation of care;

d.	Denial of a choice of provider;

e.	Denial of coverage of routine patient costs in connection with an approved clinical trial;

f.	Denial of access to needed drugs;

g.	The imposition of arbitrary limitation on medically necessary services;

h.	Denial in whole or in part, of payment for a benefit.

i.	Denial or limited authorization of a requested service, including the type or level of services;

j.	The reduction, suspension, or termination of a previously authorized service;

k.	Failure to provide services in a timely manner (See Article 5.12);

1.	Denial of a service based on lack of medical necessity.
3.	Hearings. If the contractor provides a hearing to the enrollee on the appeal, the enrollee shall have the right to representation. The contractor shall permit the enrollee to be accompanied by a representative of the enrollee’s choice to any proceedings and grievances. Such hearing must take place in community locations convenient and accessible to the enrollee.

4.	The appeal process shall consist of an informal internal review by the contractor (stage I appeal), a formal internal review by the contractor (stage 2 appeal), and a formal external review (stage 3 appeal) by an independent utilization review organization under the DOBI and/or the Medicaid Fair Hearing process that shall be in accordance with N.J.A.C 10:49 et seq. Stages 1-3 appeals shall be in accordance with N.J.A.C. 8:38-8 with the exception of time frames stated for stage 2 appeals where, for purposes of this contract, the contractor may extend the timeframes by up to 14 calendar days if the enrollee requests the extension or the contractor shows (to the DMAHS’ satisfaction upon its request) that there is need for additional information and how the delay is in the enrollee’s interest.

5.	Utilization Management Appeals. Appropriate clinical personnel shall be involved in the investigation and resolution of all UM appeals. The processing of all such appeals shall be incorporated in the contractor’s

1.	Encounter Data: The contractor shall prepare and submit encounter data to DMAHS in accordance with Article 3.9.

2.	Grievance Reports: The contractor shall provide to DMAHS monthly reports of all grievances in accordance with Articles 5.15 and the contractor’s approved grievance process included in this contract. See Section A.7.5 of the Appendices (Table 3).

3.	Appointment Availability Studies: The contractor shall conduct a review of appointment availability and submit a report to DMAHS annually. The report must list the average time that enrollees wait for appointments to be scheduled in each of the following categories: baseline physical, routine, specialty, and urgent care appointments. DMAHS must approve the methodology for this review in advance in writing. The contractor shall assess the impact of appointment waiting times on the health status of enrollees with special needs.

4.	Twenty-four (24) Hour Access Report: The contractor shall submit to DMAHS an annual report describing its twenty-four (24) hour access procedures for enrollees. The report must include the names and addresses of any answering services that the contractor uses to provide twenty-four (24) hour access.

5.	The contractor shall monitor, evaluate, and submit an annual report to DMAHS on the incidence of HIV/AIDS patients, the impact of the contractor’s program to promote HIV prevention (Article 4.5.7), counseling, treatment and quality of life outcomes, mortality rates.

6.	Additional Reports: The contractor shall prepare and submit such other reports as DMAHS may request. Unless otherwise required by law or regulation, DMAHS shall determine the timeframe for submission based on the nature of the report and give the contractor the opportunity to discuss and comment on the proposed requirements before the contractor is required to submit such additional reports.

7.	The contractor shall submit to the Division, on a quarterly basis, documentation of its ongoing internal quality assurance activities. Such documentation shall include at a minimum:
a.	Agenda of quality assurance meetings of its medical professionals; and

b.	Attendance sheets with attendee signatures.
8.	Provider Participation Monitoring. The contractor shall ensure that it monitors its network for bonafide provider participation with the following minimum, but not limited to, activities:

a.	Claims Inactivity The contractor shall review and investigate claims inactivity of ail PCPs and PCDs for whom there were less than 5600.00 or 10 claims paid (whichever is less) by the contractor in a year to determine actual participation status,

b.	Monthly Provider Network Spot Checks. The contractor shall conduct monthly provider network spot checks to verify the accuracy of its provider network file. The contractor shall survey, at a minimum, 50% of its specialty provider network (excluding hospital based specialties) per county. Each monthly survey should be county specific with all counties in which the contractor operates surveyed at least annually.

Survey questionnaire shall be designed to verify provider name, including correct spelling, practice type/specialty, address, phone number, HMO participation status, office hours, open/closed panel, availability of other participating physicians/dentists at practice location, and availability of clinical support staff such as physician assistants, nurse practitioners, registered nurses, registered dental hygienists, certified dental assistants, etc. The survey shall also query the ability to accommodate special needs members.

The contractor shall document corrective actions taken as a result of spot check responses.
9.	Annual PCP After-Hour Availability Study. The contractor shall conduct an annual PCP After-Hour Availability study in order to monitor availability and accessibility to primary care providers (PCPs). The study shall be designed to determine a provider’s availability for telephone consultation after regular business hours.

The contractor shall survey, at a minimum, no less than 25% of its PCP network. The PCPs are to be randomly selected from the contractor’s provider network file. Providers shall be contacted after business hours or on weekends. Providers and staff should be asked to identify the system the office uses for telephone coverage after regular business hours.

A telephone response should be considered acceptable/unacceptable based on the following criteria:
Acceptable — An active provider response, such as:
1.	Telephone is answered by PCP, office staff, answering service or voice mail.

2.	The answering service either:
•	Connects the caller directly to the provider;

•	Contacts the PCP on behalf of the caller and the provider returns the call; or

•	Provides a telephone number where the PCP/covering provider can be reached.
3.	The provider’s answering machine message provides a telephone number to contact the PCP/covering provider.
Unacceptable:
1.	The answering service:
•	Leaves a message for the provider on the PCP/covering provider’s answering machine; or

•	Responds in an unprofessional manner.
2.	The provider’s answering machine message:
•	Instructs the caller to go to the emergency room, regardless of the exigencies of the situation, for care without enabling the caller to speak with the provider for non-emergent situations.

•	Instructs the caller to leave a message for the provider.
3.	No answer;

4.	Listed number no longer in service;

5.	Provider no longer participating in the contractor’s network;

6.	On hold for longer than five (5) minutes;

7.	Answering Service refuses to provide information for survey;

8.	Telephone lines persistently busy despite multiple attempts to contact the provider.
The contractor shall submit a report of the results of the survey and its corrective action plan to the DMAHS semiannually. The report shall also include the methodology and sample size used for the survey.
B.	Clinical areas requiring improvement shall be identified and documented with a corrective action plan developed and monitored by the State.
1.	Implementation of remedial/corrective action. The QAPI shall include written procedures for taking appropriate remedial action whenever, as determined under the QAPI, inappropriate or substandard services are furnished, or services that should have been furnished were not. Quality assurance actions which result in the termination of a medical provider shall be immediately forwarded by the contractor to DMAHS. Written remedial/corrective action procedures shall include;
a.	Specification of the types of problems requiring remedial/corrective action;

j.	American Medical Association;

k.	U.S. Public Health Service;

l.	World Health Organization; and

m.	Interdisciplinary Council on Developmental and Learning Disorders.
For each focused study, the contractor will be notified as to which standards will be applied.

6.	Validation review of the contractor’s QM/HEDIS studies required in this contract.

7.	Validation and evaluation of encounter data.

8.	Health care data analysis.

9.	Monitoring to ensure enrollees are issued written determinations, including appeal rights and notification of their right to a Medicaid Fair Hearing as well as a review by the DOBI IURO.

10.	Ad hoc studies and reviews.

11.	ERO reviews for dental services include but are not limited to:
a.	New Jersey licensed Dental Consultants of the ERO will review a random sample of patient charts and conduct provider interviews. A random number of patients will receive screening examinations.

b.	Auditors will review appointment logs, referral logs, health education material, and conduct staff interviews.

c.	Audit documents will be completed by appropriate consultant/auditor.
4.8 PROVIDER NETWORK
4.8.1 GENERAL PROVISIONS
A.	The contractor shall establish and maintain at all ‘times a complete provider network consisting of traditional providers for primary and specialty care, including primary care physicians, other approved non-physician primary care providers, physician specialists, non-physician practitioners, hospitals (including teaching hospitals), Federally Qualified Health Centers and other essential community providers/safety-net providers, and ancillary providers. The provider network shall be reviewed and approved by DMAHS and the sufficiency of the number of participating providers shall be determined by DMAHS in accordance with the standards found in Article 4.8.8 “Provider Network Requirements.”

B.	The contractor shall ensure that its provider network includes, at a minimum:
1.	Sufficient number, available and physically accessible, of physician and non-physician providers of health care to cover all services in the amount,

duration, and scope included in the-benefits package under this contract. The number of enrollees assigned to a PCP shall be decreased by the

4.8.8 PROVIDER NETWORK REQUIREMENTS
Provider networks and all provider types within the network shall be reviewed on a county basis, i.e., must be located within the county except where indicated. (See also Section 4.8.8.M.) The contractor shall monitor the capacity of each of its providers and decrease ratio limits as needed to maintain appointment availability standards.

A.	Primary Care Provider Ratios

PCP ratios shall be reviewed and calculated by provider specialty on a county basis and on an index city basis, i.e., the major city of each county where the majority of the Medicaid and NJ FamilyCare beneficiaries reside.
1.	Physician

A primary care physician shall be a General Practitioner or Family Practitioner, Pediatrician, or Internist. Obstetricians/Gynecologists and other physician specialists may also participate as primary care providers providing they participate on the same contractual basis as all other PCPs and contractor enrollees are enrolled with the specialists in the same manner and with the same PCP/enrollee ratio requirements applied.
a.	1 FTE PCP per 2000 enrollees per contractor; 1 FTE per 3000 enrollees, cumulative across all contractors.

b.	I FTE PCP per 1000 DD enrollees per contractor; 1 FTE per 1500 DD enrollees cumulative across all contractors.
2.	Dentist

The contractor shall include and make available sufficient number of primary care dentists from the time of initial enrollment in the contractor’s plan. Pediatric dentists shall be included in the network and may be both primary care and specialty care providing primary care ratio limits are maintained.
a.	1 FTE primary care dentist per 2000 enrollees per contractor; I FTE primary care dentist per 3500 enrollees, cumulative across all contractors.
3.	Certified Nurse Midwife (CNM)

If the contractor includes CNMs in its provider network as PCPs, it shall utilize the following ratios for CNMs as PCPs.
a.	1 FTE CNM per 1000 enrollees per contractor; 1 FTE CNM per 1500 enrollees across all contractors.

16.	Neurology — adult

17.	Neurological surgery

18.	Obstetrics/gynecology

19.	Oncology — adult and pediatric

20.	Ophthalmology

21.	Orthopedic Surgery

22.	Otolaryngology

23.	Plastic Surgery

24.	Psychiatry (for clients of DDD)

25.	Pulmonary Disease — adult and pediatric

26.	Radiation Oncology

27.	Radiology

28.	Rheumatology — adult and pediatric

29.	Thoracic surgery

30.	Urology
D.	Non-Physician Providers [Non-Institutional File]

The contractor shall include contracted providers for:
1.	Chiropractor

2.	Dentists — Required Contracted Providers
a.	Primary care

b.	Orthodontist

c.	Oral Maxillofacial surgeon
3.	Optometrist

4.	Podiatrist

5.	Audiologist
E.	Ancillary Providers [Institutional File]

The contractor shall include the following contracted providers:
1.	Durable Medical Equipment

2.	Federally Qualified Health Centers

3.	School-Based Health Service Programs

4.	Hearing Aid Providers

5.	Home Health Agency — must be approved on a county-specific basis

6.	Hospice Agency

7.	Hospitals — inpatient and outpatient services; at least one licensed, full service acute care hospital, including at least licensed medical-surgical, pediatric, obstetrical, and critical care services in any county or service area no greater than 15 miles or 30 minutes driving time, whichever is less, from 90 percent of enrollees within the county or service area.

8.	Laboratory with one drawing station per every five mile radius within a county

9.	Medical Supplier

10.	Optical appliance providers

11.	Organ Transplant Providers/Centers

I.	Provider Network Access Standards and Ratios

	A - Miles per 2		13 - Miles per 1		Min. No. Per County ’		Capacity Limit
Specialty	Urban	Non-Urban	Urban	Non-urban	Except Where Noted		Per Provider
PCP Children GP	6	15	2	10	2		1: 2,000
FP	6	15	2	10	2		1: 2,000
Peds	6	15	2	10	2		1: 2,000
Adults GP	6	15	2	10	2		1: 2,000
FP	6	15	2	10	2		1: 2,000
IM	6	15	2	10	2		1: 2,000
CNP/CNS	6	15	2	10	2		1: 1,000
CNM	12	25	6	15	2		1: 1;500
Dentist, Primary Care	6	15	2	10	2		1: 2,000
Allergy	15	25	10	15	2		1: 75,000
Anesthesiology	15	25	10	15	2		1: 17,250
Cardiology	15	25	10	15	2		1: 100,000
Cardiovascular Disease	15	25	10	15	2		1: 166,000
Chiropractor	15	25	10	15	1		1: 20,000
Colorectal surgery	15	25	10	15	2		1: 30,000
Dermatology	15	25	10	15	2		1: 75,000
Emergency Medicine	15	25	10	15	2		1: 19,000
Endocrinology	15	25	10	15	2		1: 143,000
Endodontia	15	25	I0	15	1	(where available)	1: 30,000
Gastroenterology	15	25	10	15	2		1: 100,000
General Surgery	15	25	10	15	2		1: 30,000
Geriatric Medicine	15	25	10	15	1		1: 10,000
Hematology	15	25	10	15	2		1: 100,000
Infectious Disease	15	25	10	15	2		1: 125,000
Neonatology	15	25	10	15	2		1: 100,000
Nephrology	15	25	10	15	21		1: 125,000
Neurology	15	25	10	15	2		1: 100,000
Neurological Surgery	15	25	10	15	21		1: 166,000
Obstetrics/Gynecology	15	25	10	15	2		1: 7,100
Oncology	15	25	10	15	2		1: 100,000
Opthalmology	15	25	10	15	2		1: 60,000
Optometrist	15	25	10	15	2		1: 8,000
Oral Surgery	15	25	10	15	2		1: 20,000
Orthodontia	15	25	10	15	1		1: 20,000
Orthopedic Surgery	15	25	10	15	2		1: 28,000
Otolaryngology (ENT)	15	25	10	15	2		1: 53,000
Periodontia	15	25	10	15	1	(where available)	1: 30,000
Physical Medicine	15	25	10	15		(where applicable)	1: 75,000
Plastic Surgery	15	25	10	15	1		1: 250,000
Podiatrist	15	25	10	15	2		1: 20,000
Prosthodontia	15	25	10	15	1	(where available)	1: 30,000
Psychiatrist	15	25	10	15	2		1: 30,000
Psychologist	15	25	10	15	—		1: 30,000
Pulmonary Disease	15	25	10	15	2		1: 100,000
Radiation Oncology	15	25	10	15	2		1: 100,000
Radiology	15	25	10	15	2		1: 25,000
Rheumatology	15	25	10	15	2		1: 150,000
Audiology	12	25	6	15	2		1: 100,000
Thoracic Surgery	15	25	10	15	1		1: 150,000
Urology	15	25	10	15	2		1: 60,000
Fed Qual Health Ctr					1		1/county if available
Hospital			15	15
Pharmacies	10	15	5	12			1: 1,000

	A - Miles per 2		13 - Miles per 1		Min. No. Per County ’	Capacity Limit
Specialty	Urban	Non-Urban	Urban	Non-urban	Except Where Noted	Per Provider
Laboratory	N/A	N/A	7	12	1
DME/Med Supplies	12	25	6	15	1	1: 50,000
Hearing Aid	12	25	6	15	1	1: 50,000
Optical Appliance	12	25	6	15	2	1: 50,000

J.	Geographic Access

The following lists guidelines for urban geographic access for the DMAHS population. (Standards for non-urban areas are included in the table in I. above.) The State shall review (and approve) exceptions on a case-by-case basis to determine appropriateness for each situation.

For each contractor and for each municipality in each county in which the contractor is operational, the access shall be reviewed in accordance with the number and percentage of:
1.	Beneficiary children who reside within 6 miles of 2 PCPs whose specialty is Family Practice, General Practice or Pediatrics or 2 CNPs/CNSs; within 2 miles of 1 PCP whose specialty is Family Practice, General Practice or Pediatrics or 1 CNP or 1 CNS

2.	Beneficiary adults who reside within 6 miles of 2 PCPs whose specialty is Family Practice, General Practice or Internal Medicine or 2 CNPs or 2 CNSs; within 2 miles of 1 PCP whose specialty is Family Practice, General Practice or Internal Medicine or 1 CNP or 1 CNS

3.	Beneficiaries who reside within 6 miles of 2 providers of general dentistry services; within 2 miles of 1 provider of general dentistry services

4.	Beneficiaries who reside within 10 miles of 2 pharmacies; within 5 miles of 1 pharmacy

5.	Beneficiaries who reside within 15 miles of at least 2 specialists in each of the following specialties: all physician and dental specialists, Podiatry, Optometry, Chiropractic; within 10 miles of at least 1 provider in each type of specialty noted above

6.	Beneficiaries who reside within 20-15 miles of 1 full-service acute care hospital; or 30 minutes driving time.

7.	Beneficiaries who reside within 12 miles of 2 of each of the following provider types: durable medical equipment, medical supplier, hearing aid supplier, optical appliance supplier, certified nurse midwife; within 6 miles of one of each type of provider

8.	Beneficiaries who reside within 7 miles of a laboratory/drawing station.

9.	Beneficiaries with desired access and average distance to 1, 2 or more providers

10.	Beneficiaries without desired access and average distance to 1, 2 or more providers

Access Standards
1.	90% of the enrollees must be within 6 miles of 2 PCPs in an urban setting

2.	85% of the enrollees must be within 15 miles of 2 PCPs in a non-urban setting

3.	Covering physicians must be within 15 miles in urban areas and 25 miles in non-urban areas.
Travel Time Standards

The contractor shall adhere to the 30 minute standard, i.e., enrollees will not live more than 30 minutes away from their PCPs, PCDs or CNPs/CNSs. The following guidelines shall be used in determining travel time.
1.	Normal conditions/primary roads — 20 miles

2.	Rural or mountainous areas/secondary routes — 20 miles

3.	Flat areas or areas connected by interstate highways — 25 miles

4.	Metropolitan areas such as Newark, Camden, Trenton, Paterson, Jersey City — 30 minutes travel time by public transportation or no more than 6 miles from PCP

5.	Other medical service providers must also be geographically accessible to the enrollees.

6.	Exception: SSI or New Jersey Care-ABD enrollees and clients of DDD may choose to see network providers outside of their county of residence.
K.	Conditions for Granting Exceptions to the 2000 Ratio Limit for Primary Care Physicians
1.	A physician must demonstrate increased office hours and must maintain (and be present for) a minimum of 20 hours per week in each office.

2.	In private practice settings where a physician employs or directly works with nurse practitioners who can provide patient care within the scope of their practices, the capacity may be increased to I PCP FTE to 3500 enrollees. The PCP must be immediately available for consultation, supervision or to take over treatment as needed. Under no circumstances will a PCP relinquish or be relieved of direct responsibility for all aspects of care of the patients enrolled with the PCP.

3.	In private practice settings where a primary care physician employs or is assisted by other licensed, but non-participating physicians, the capacity may be increased to 1 PCP FTE to 3500 enrollees.

4.	In clinic practice settings where a PCP provides direct personal supervision of medical residents with a New Jersey license to practice medicine in good standing with State Board of Medical

Examiners, the capacity may be increased with the following ratios: 1 PCP to 2000 enrollees; 1 licensed medical resident per 1100 enrollees. The PCP must be immediately available for consultation, supervision or to take over treatment as needed. Under no circumstances will a PCP relinquish or be relieved of direct responsibility for all aspects of care of the patients enrolled with the PCP.

5.	Each provider (physician or nurse practitioner) must provide a minimum of 15 minutes of patient care per patient encounter and be able to provide four visits per year per enrollee.

6.	The contractor shall submit for prior approval by DMAHS a detailed description of the PCP’s delivery system to accommodate an increased patient load, work flow, professional relationships, work schedules, coverage arrangements, 24 hour access system.

7.	The contractor shall provide information on total patient load across all plans, private patients, Medicaid fee-for-service patients, other.

8.	The contractor shall adhere to the access standards required in the contractor’s contract with the Department.

9.	There will be no substantiated complaints or demonstrated evidence of access barriers due to an increased patient load.

10.	The Department will make the final decision on the appropriateness of increasing the ratio limits and what the limit will be.
L.	Conditions for Granting Exceptions to the 2000 Ratio Limit for Primary Care Dentists.

1.	A PCD must provide a minimum of 20 hours per week per office.

2.	In clinic practice settings where a PCD provides direct personal supervision of dental residents who have a temporary permit from the State Board of Dentistry in good standing and also dental students, the capacity may be increased with the following ratios: 1 PCD to 2000 enrollees per contractor; 1 dental resident per 1000 enrollees per contractor; 1 FTE dental student per 300 enrollees per contractor. The PCD shall be immediately available for consultation, supervision or to take over treatment as needed. Under no circumstances shall a PCD relinquish or be relieved of direct responsibility for all aspects of care of the patients enrolled with the PCD.

3.	In private practice settings where a PCD employs or is assisted by other licensed, but non-participating dentists, the capacity may be increased to 1 PCD FTE to 3500 enrollees.

4.	In private practice settings where a PCD employs dental hygienists or is assisted by dental assistants, the capacity may be increased to 1 PCD to 3500 enrollees. The PCD shall be immediately available for consultation, supervision or to take over treatment as needed. Under no circumstances shall a PCD relinquish or be relieved of direct responsibility for all aspects of care of the patients enrolled with the PCD.

5.	Each PCD shall provide a minimum of 15 minutes of patient care per patient encounter.

6.	The contractor shall submit for prior approval by the DMAHS a detailed description of the PCD’s delivery system to accommodate an increased patient load, work flow, professional relationships, work schedules, coverage arrangements, 24 hour access system.

7.	The contractor shall provide information on total patient load across all plans, private patients, Medicaid fee-for-service patients, other.

8.	The contractor shall adhere to the access/appointment availability standards required in the contractor’s contract with the Department.

9.	There must be no substantiated complaints or demonstrated evidence of access barriers due to an increased patient load.

10.	The contractor shall monitor the providers and practices granted an exception every other month to assure the continued employment of an adequate number and type of auxiliary personnel described in 4.8.8.L.4 above, to warrant continuation of the exception.

11.	The contractor shall submit reports to the DMAHS, bi-monthly, of the additions, deletions or any other change of auxiliary personnel; and include the names, license numbers, functions and work schedules of each currently employed auxiliary staff.
a.	Cardiology, pediatric — In-county alternative: adult cardiovascular disease; out of county pediatric referral applies to: Cumberland, Gloucester, Hunterdon, Salem, Somerset, Sussex, Warren.

b.	Colon & Rectal surgeon — A general surgeon with privileges to perform this surgery may be substituted for a certified subspecialist in this field of medicine in the following counties: Cape May, Cumberland, Gloucester, Hunterdon, Morris, Salem, Sussex, Union.

c.	Endocrinology, adult — In-county alternative: none, refer out of county for Cape May, Gloucester, Salem, Sussex, Warren.

d.	Endocrinology, pediatric — In-county alternative: adult endocrinologist; out of county referral for pediatric endocrinology applies to: Atlantic, Cape May, Cumberland, Gloucester, Hunterdon, Mercer, Ocean, Salem, Somerset, Sussex, Warren,

e.	Gastroenterology, pediatric — In-county alternative: adult gastroenterologists; out of county referral for pediatric gastroenterology applies to: Atlantic, Burlington, Cape May, Cumberland, Gloucester, Hunterdon, Mercer, Ocean, Salem, Sussex, Warren.

f.	General Surgery, pediatric — In-county alternative: adult general surgery; out of county referral for pediatrics applies to: Burlington, Cape May, Cumberland, Gloucester, Hunterdon, Mercer, Morris, Salem, Somerset, Sussex, Union, Warren.

g.	Geriatrics — In-county alternative: Family Practitioner or Internist; applies to: Cape May, Cumberland, Gloucester, Mercer, Morris, Salem, Somerset, Sussex, Warren.

h.	Hematology/Oncology, pediatric — In-county alternative: none; out of county pediatrics referral applies to: Burlington, Cape May, Cumberland, Gloucester, Hudson, Hunterdon, Mercer, Ocean, Salem, Somerset, Sussex, Warren.

i.	Infectious Disease — In-county alternatives; none; out of county referral applies to: Warren.

j.	Infectious Disease, pediatric — In-county alternative: Adult infectious disease; out of county pediatric referral applies to: Atlantic, Burlington, Cape May, Cumberland, Gloucester, Hunterdon, Ocean, Salem, Somerset, Sussex, Warren.

k.	Nephrology, adult — In-county alternative: none; refer out of county for Cape May, Sussex, Warren.

l.	Nephrology, pediatric — In-county alternative: adult nephrologist; out of county pediatric referral applies to: Atlantic, Burlington, Cape May, Cumberland, Gloucester, Hunterdon, Mercer, Monmouth, Ocean, Passaic, Salem, Somerset, Sussex, Union, Warren.

m.	Neonatal/Perinatal medicine — Alternative: none, refer out of county.

n.	Neurological Surgery — In-county alternative: none; out of county referral applies to: Bergen, Burlington, Cape May, Cumberland, Gloucester, Hudson, Hunterdon, Morris, Ocean, Passaic, Salem, Somerset, Sussex, Warren.

o.	Pain Management — In-county alternative: none; out of county referral applies to: Sussex, Warren.

p.	Plastic Surgery — In-county alternative: none; out of county referral applies to: Cape May, Hunterdon, Ocean, Salem, Somerset, Sussex, Warren.

q.	Pulmonary Disease, pediatric — In-county alternative: Adult pulmonary disease; out of county pediatric referral applies to: Burlington, Cape May, Cumberland, Gloucester, Hunterdon, Ocean, Salem, Warren.

r.	Radiation Oncology — In-county alternative: none; out of county referral applies to: Cape May, Salem, Sussex, Warren.

s.	Rheumatology — In-county alternative: none; out of county referral applies to: Salem.

t.	Rheumatology, pediatric — In-county alternative: adult rheumatology; out of county pediatric referral applies to: all counties except Bergen and Essex.

u.	Thoracic surgery — In-county alternative: none, refer out of county for Cape May, Hunterdon, Morris, Somerset, Sussex, Warren.
4.8.9 DENTAL PROVIDER NETWORK REQUIREMENTS
A.	The contractor shall establish and maintain a dental provider network, including primary and specialty care dentists, which is adequate to provide the full scope of benefits. The contractor shall include general dentists and pediatric dentists as primary care dentists (PCDs). A system whereby the PCD initiates and coordinates any consultations or referrals for specialty care deemed necessary for the treatment and care of the enrollee is preferred.

B.	The dental provider network shall include sufficient providers able to meet the dental treatment requirements of patients with developmental disabilities. (See Article 4.5.2E for details.)

C.	The contractor shall ensure the participation of traditional and safety-net providers within an enrollment area. Traditional providers include private practitioners/entities who provide treatment to the general population or have participated in the regular Medicaid program. Safety-net providers include dental education institutions, hospital-based dental programs, and dental clinics sponsored by governmental agencies as well as dental clinics sponsored by private organizations in urban/under-served areas.
4.8.10 GOOD FAITH NEGOTIATIONS
The State shall, in its sole discretion, waive the contractor’s specific network requirements in circumstances where the contractor has engaged, or attempted to engage in good faith negotiations with applicable providers. If the contractor asks to be waived from a specific networking requirement on this basis, it shall document to the State’s satisfaction that good faith negotiations were offered and/or occurred. Nothing in this Article will relieve the contractor of its responsibility to furnish the service in question if it is medically necessary, using qualified providers.
4.8.11 PROVIDER NETWORK ANALYSIS
The contractor shall submit prior to execution of this contract and annually thereafter a provider network accessibility analysis, using geographic information system software, in accordance with the specifications found in Section A.4.3 of the Appendices.
4.9 PROVIDER CONTRACTS AND SUBCONTRACTS
4.9.1 GENERAL PROVISIONS
A.	Each generic type of provider contract form shall be submitted to the DMAHS for review and prior approval to ensure required elements are included and shall have regulatory approval prior to the effective date of the contract. Any proposed changes to an approved contract form shall be reviewed and prior approved by the DMAHS and shall have regulatory approval from DOBI prior to the effective date___The contractor shall comply with all DMAHS procedures for contract review and approval submission. Letters of Intent are not acceptable. Memoranda of Agreement (MOAs) shall be permitted only if the MOA automatically converts to a contract within six (6) months of the effective date and incorporates by reference all applicable contract provisions contained herein, including but not limited to Appendix B.7.2, which shall be attached to all MOAs.

B.	Each proposed subcontracting arrangement or substantial contractual relationship including all contract documents and any subcontractor contracts including all provider contract forms shall be submitted to the DMAHS for review and prior approval to ensure required elements are included and shall have regulatory approval prior to the effective date. Any proposed change(s) to an approved subcontracting arrangement including any proposed changes to approved contract forms shall be reviewed and prior approved by the DMAHS and shall have regulatory approval from DOBI prior to the effective date. The contractor shall comply with all DMAHS procedures for contract review and approval submissions.

C.	The contractor shall at all times have satisfactory written contracts and subcontracts with a sufficient number of providers in and adjacent to the enrollment area to ensure enrollee access to all medically necessary services listed in Article 4.1. All provider contracts and subcontracts shall meet established requirements, form and contents approved by DMAHS.

D.	The contractor, in performing its duties and obligations hereunder, shall have the right either to employ its own employees and agents or, for the provision of health care services, to utilize the services of persons, firms, and other entities by means of sub-contractual relationships.

E.	No provider contract or subcontract shall terminate or in any way limit the legal responsibility of the contractor to the Department to assure that all activities under this contract are carried out. The contractor is not relieved of its contractual responsibilities to the Department by delegating responsibility to a subcontractor.

F.	All provider contracts and subcontracts shall be in writing and shall fulfill the requirements of 42 C.F.R. Part 434 and 42 C.F.R. Part 438.6 that are appropriate to the service or activity delegated under the subcontract.
1.	Provider contracts and subcontracts shall contain provisions allowing DMAHS and HHS to evaluate through inspection or other means, the quality, appropriateness and timeliness of services performed under a subcontract to provide medical services (42 C.F.R. § 434.6(a)(5)).

2.	Provider contracts and subcontracts shall contain provisions pertaining to the maintenance of an appropriate record system for services to enrollees. (42 C.F.R. § 434.6(a)(7))

3.	Each provider contract and subcontract shall contain sufficient provisions to safeguard all rights of enrollees and to ensure that the subcontract complies with all applicable State and federal laws, including confidentiality. See Section B.7.2 of the Appendices.

4.	Provider contracts and subcontracts shall include the specific provisions and verbatim language found in Appendix B.7.2. The verbatim language requirements shall be used when entering into new provider contracts, new subcontracts, and when renewing, renegotiating or recontracting with providers and subcontractors with existing contracts.

5.	The contractor shall submit to DMAHS for review and approval prior to implementation any changes required to comply with HIPAA.
G.	The contractor shall submit at least annually or 30 days prior to any changes, lists of names, addresses, ownership/control information of participating providers and subcontractors, and individuals or entities, which shall be incorporated in this contract.
1.	The contractor shall obtain prior DMAHS review and written approval of any proposed plan for merger, reorganization or change in ownership of the contractor and approval by the appropriate State regulatory agencies.

2.	The contractor shall comply with Article 4.9.1.G. I to ensure uninterrupted and undiminished services to enrollees, to evaluate the ability of the modified entity to support the provider network, and to ensure that any such change has no adverse effects on DMAHS’ managed care program and shall comply with the Departments of Banking and Insurance statutes and regulations.
H.	The contractor shall demonstrate its ability to provide all of the services included under this contract through the approved network composition and accessibility.

I.	The contractor shall not oblige providers to violate their state licensure regulations.

J.	The contractor shall provide its providers and subcontractors with a schedule of fees and relevant policies and procedures at least 30 days prior to implementation.

K.	The contractor shall arrange for the distribution of informational materials to all its providers and subcontractors providing services to enrollees, outlining the nature, scope, and requirements of this contract.

L.	Subcontractor Delegation. The contractor shall monitor any functions and responsibilities it delegates to any subcontractor. The contractor shall be accountable for any and all functions and responsibilities it delegates to a subcontractor. The contractor shall obtain the prior approval of DMAHS for any such delegation and shall meet the requirements of 42 C.F.R. § 438.

M.	Outpatient Hospital Coding. The contractor shall utilize CPT codes for outpatient hospital claims processing and reimbursement and shall map the codes to the reimbursement. The contractor shall provide the information in writing/electronically to the hospitals thirty (30) days prior to the hospital contract’s implementation and/or prior to any changes.

4.9.2 CONTRACT SUBMISSION
The contractor shall submit to DMAHS one complete, fully executed contract for each type of provider, i.e., primary care physician, physician specialist, non-physician practitioner, hospital and other health care providers/services covered under the benefits package, subcontract and the form contract of any subcontractor’s provider contracts. The use of a signature stamp is not permitted and shall not be considered a fully executed contract. Contracts shall be submitted with all attachments, appendices, referenced documents, and with rate schedules, etc., upon request. A copy of the appropriate completed contract checklist for DHS, and DOBI shall be attached to each contract form. Regulatory approval and approval by the Department is required for each provider contract form and subcontract prior to use. Submission of all other contracts shall follow the format and procedures described below:
A.	Copies of the complete fully executed contract with every FQHC. Certification of the continued in force contracts previously submitted will be permitted.

B.	Hospital contracts shall list each specific service to be covered including but not limited to:
1.	Inpatient services;

2.	Anesthesia and whether professional services of anesthesiologists and nurse anesthetists are included;

3.	Emergency room services
a.	Triage fee — whether facility and professional fees are included;

b.	Medical screening fee — whether facility and professional fees are included;

c.	Specific treatment rates for:
(1)	Emergent services

(2)	Urgent services

(3)	Non-urgent services

(4)	Other
d.	Other — must specify
4.	Neonatology — facility and professional fees 5. Radiology
a.	Diagnostic

b.	Therapeutic

c.	Facility fee

d.	Professional services
6.	Laboratory — facility and professional services

7.	Outpatient/clinic services must be specific and address
a.	School-based health service programs

b.	Audiology therapy and therapists
8.	AIDS Centers

9.	Any other specialized service or center of excellence

10.	Hospice services if the hospital has an approved hospice agency that is Medicare certified.

11.	Home Health agency services if hospital has an approved home health agency license from the Department of Health and Senior Services that meets licensing and Medicare certification participation requirements.

12.	Any other service.
C.	FQHC contracts:
1.	Shall list each specific service to be covered.

2.	Shall include reimbursement schedule and methodology.

3.	Shall include the credentialing requirements for individual practitioners.

4.	Shall include assurance that continuation of the FQHC contract is contingent on maintaining quality services and maintaining the Primary Care Evaluation Review (PCER) review by the federal government at a good quality level. FQHCs must make available to the contractor the PCER results annually which shall be considered in the contractor’s QM reviews for assessing quality of care.
D.	School-based health service programs:
1.	Shall list each specific service to be covered.

2.	Shall include reimbursement schedule and methodology.

3.	Shall include the credentialing requirements for individual practitioners.
4.9.3 PROVIDER CONTRACT AND SUBCONTRACT TERMINATION
A.	The contractor shall comply with all the provisions of the New Jersey HMO regulations at N.J.A.C. 8:38 et seq. regarding provider termination, including but not limited to the 30 business day prior written notice to enrollees regarding termination or withdrawal of PCPs and any other physician or provider from which the member is receiving a course of treatment; continuity of care requirements; and, in the case of a hospital termination/non-renewal, written notification within the first fifteen (15) business days of the four month extension to all contracted providers and members who reside in the county in which the hospital is located or in an adjacent county within the contractor’s service area.

B.	The contractor shall notify DMAHS at least 45 days prior to the effective date of suspension, termination, or voluntary withdrawal of a provider or subcontractor from participation in this program. If the termination was “for cause,” the contractor’s notice to DMAHS shall include the reasons for the termination.
1.	Provider resource consumption patterns shall not constitute “cause” unless the contractor can demonstrate it has in place a risk adjustment system that takes into account enrollee health-related differences when comparing across providers.

2.	The contractor shall assure immediate coverage by a provider of the same specialty, expertise, or service provision and shall submit a new contract with a replacement provider to DMAHS 45 days prior to the effective date.

3.	The contractor shall, on request, provide DMAHS with periodic updates and information pertaining to specific potential provider terminations, including status of renegotiation efforts.
C.	If a primary care provider ceases participation in the contractor’s organization, the contractor shall provide written notice at least thirty (30) days from the date that the contractor becomes aware of such change in status to each enrollee who has chosen the provider as their primary care provider. If an enrollee is in an ongoing course of treatment with any other participating provider who becomes unavailable to continue to provide services to such enrollee and contractor is aware of such ongoing course of treatment, the contractor shall provide written notice within fifteen days from the date that the contractor becomes aware of such unavailability to such enrollee. Each notice shall also describe the procedures for continuing care and choice of other providers who can continue to care for the enrollee.

D.	All provider contracts shall contain a provision that states that the contractor shall not terminate the contract with a provider because the provider expresses disagreement with a contractor’s decision to deny or limit benefits to a covered person or because the provider assists the covered person to seek reconsideration of the contractor’s decision; or because a provider discusses with a current, former, or prospective patient any aspect of the patient’s medical condition, any proposed treatments or treatment alternatives, whether covered by the contractor or not, policy provisions of a plan, or a provider’s personal recommendation regarding selection of a health plan based on the provider’s personal knowledge of the health needs of such patients. Nothing in this Article shall be construed to prohibit the contractor from:
1.	Including in its provider contracts a provision that precludes a provider from making, publishing, disseminating, or circulating directly or indirectly or aiding, abetting, or encouraging the making, publishing, are eligible to enroll on a voluntary basis. Persons falling into a category under Article 5.3.2 may be eligible for enrollment exemption, subject to the Department’s review.

5.3.1 ENROLLMENT EXCLUSIONS
A.	The following persons shall be excluded from enrollment in the managed care program:
1.	Individuals in the following Home and Community-based Waiver programs: Model Waiver I, Model Waiver II, Model Waiver III, Enhanced Community Options Waiver, Aids Community Care Alternative Program (ACCAP), Community Care Program for Elderly and Disabled (CCPED), assisted living programs, ABC Waiver for Children, Traumatic Brain Injury (TBI), and DYFS Code 65 children.

2.	Individuals in a Medicaid demonstration program.

3.	Individuals who are institutionalized in an inpatient psychiatric institution, long term care nursing facility or in a residential facility including Intermediate Care Facilities for the Mentally Retarded.

4.	Individuals in the Medically Needy, Presumptive Eligibility for pregnant women, Presumptive Eligibility for NJ FamilyCare, Home Care Expansion Program, or PACE program.

5.	Infants of inmates of a public institution living in a prison nursery.

6.	Individuals already enrolled in or covered by a Medicare or private HMO that does not have a contract with the Department to provide Medicaid services.

7.	Individuals in out-of-state placements.

8.	Full time students attending school and residing out of the country will be excluded from managed care participation while in school.

9.	The following types of dual beneficiaries: Qualified Medicare Beneficiaries (QMBs) not otherwise eligible for Medicaid; Special Low-Income Medicare Beneficiaries (SLMBs); Qualified Disabled and Working Individuals (QDWIs); and Qualifying Individuals I and 2.

1.	In short-term placements (up to 2 months)

2.	In Special Home Service Provider (SHSP) homes

3.	Whose doctors do not participate in any contractor’s plan

4.	Who use many doctors that are not part of the same MCO

5.	Without a HMO doctor in their area
G.	ABD non-dually eligible individuals may be exempt on request through a separate process.
5.4 ENROLLMENT OF MANAGED CARE ELIGIBLES
A.	Enrollment. The health benefits coordinator (HBC), an agent of DMAHS, shall enroll Medicaid and NJ FamilyCare applicants. The HBC will explain the contractors’ programs, answer any questions, and assist eligible individuals or, where applicable, an authorized person in selecting a contractor. The contractor may also enroll and directly market to individuals eligible for Aged, Blind, and Disabled (ABD) benefits, The contractor shall not enroll any other Medicaid-eligible beneficiary except as described in Article 5.16.1.(A).2. Except as provided in 5.16, the contractor shall not directly market to or assist managed care eligibles in completing enrollment forms. The duties of the HBC will include, but are not limited to, education, enrollment, disenrollment, transfers, assistance through the contractor’s grievance/appeal process and other problem resolutions with the contractor, and communications, The duties of the contractor, when enrolling ABD beneficiaries will include education and enrollment, as well as other activities required within this contract. The contractor shall cooperate with the HBC in developing information about its plan for dissemination to Medicaid/NJ FamilyCare beneficiaries.

B.	Individuals eligible under NJ FamilyCare may request an application via a toll-free number operated under contract for the State, through an outreach source, or from the contractor, The applications, including ABD applications taken by the contractor, may be mailed back to a State vendor. Individuals eligible under Plan A also have the option of completing the application either via a mail-in process or on site at the county welfare agency. Individuals eligible under Plan B, Plan C, Plan D, and Plan H have the option of requesting assistance from the State vendor, the contractor or one of the registered servicing centers in the community, Assistance will also be made available at State field offices (e.g. the Medical Assistance Customer Centers) and county offices (e.g. Offices on Aging for grandparent caretakers).

C.	Automatic Assignment. Medicaid eligible persons who reside in enrollment areas that have been designated for mandatory enrollment, who qualify for disenrollment or termination becomes effective during a hospitalization, the contractor shall be liable for hospitalization until the date such person is discharged from the hospital, including any charges for readmission within forty-eight (48) hours of discharge for the same diagnosis. The contractor shall notify DMAHS within 180 days of initial hospital admission.
F.	Unless otherwise required by statute or regulation, the contractor shall not condition any Medicaid/NJ FamilyCare eligible person’s enrollment upon the performance of any act or suggest in any way that failure to enroll may result in a loss of Medicaid/NJ FamilyCare benefits.

G.	There shall be no retroactive enrollment in Managed Care. Services for those beneficiaries during any retroactive period will remain fee-for-service, except for individuals eligible under NJ FamilyCare Plans B, C, D, and H who are not eligible until enrolled in an MCE. Coverage shall continue indefinitely unless this contract expires or is terminated, or the enrollee is no longer eligible or is deleted from the contractor’s list of eligible enrollees.
1.	Exceptions and Clarifications
a.	The contractor shall be responsible for providing services to an enrollee unless otherwise notified by DMAHS. In certain situations, retroactive re-enrollments may be authorized by DMAHS.

b.	Deceased enrollees. If an enrollee is deceased and appears on the recipient file as active, the contractor shall promptly notify DMAHS. DMAHS shall recover capitation payments made on a prorated basis after the date of death. The contractor shall require its providers to report to the contractor enrollee deaths and dates of death.

c.	Newborn infants. Coverage of newborn infants shall be the responsibility of the contractor that covered the mother on the date of birth from the date of birth and for a minimum of 60 days after the birth, through the period ending at the end of the month in which the 60th day falls, unless the baby is determined eligible beyond that point.

Any baby that is hospitalized during the first 60 days of life shall remain the contractor’s responsibility until discharge as well as for any hospital readmissions within forty-eight (48) hours of discharge for the same diagnosis (other than “liveborn infant”). The contractor shall notify DMAHS when a newborn who has been hospitalized and has not been accreted to its enrollment roster after twelve (12) weeks from the date of birth. DMAHS will take action with the appropriate CWA to have the infant accreted to the eligibility file and subsequently the enrollment roster following this notification___(See Section B.5.1 of who remain enrolled until the end of the month in which the 60th day after the request falls.
H.	Enrollment Roster. The enrollment roster and weekly transaction register generated by DMAHS shall serve as the official contractor enrollment list. However, enrollment changes can occur between the time when the monthly roster is produced and capitation payment is made. The contractor shall only be responsible for the provision and cost of care for an enrollee during the months on which the enrollee’s name appears on the roster, except as indicated in Article 8.8. DMAHS shall make available data on eligibility determinations to the contractor to resolve discrepancies that may arise between the roster and contractor enrollment files. If DMAHS notifies the contractor in writing of changes in the roster, the contractor shall rely upon that written notification in the same manner as the roster. Corrective action shall be limited to one (1) year from the date that the change was effective.

Enrollment of Medicaid case. Enrollment shall be for the entire Medicaid case, i.e., all individuals included under the ten-digit Medicaid identification number (or 12-digit ID number in the case of DYFS population). The contractor shall not enroll a partial case except at the DMAHS’ sole discretion.

J.	Daily Enrollment Transactions. In keeping with a schedule established by DMAHS, DMAHS will process and forward enrollment transactions to the contractor on a daily basis.

K.	Capitation Recovery. Capitation payments for a full month coverage shall be recovered from the contractor on a prorated basis when an enrollee is admitted to a nursing facility for long term care services [Note: this does not pertain to nursing facility admissions solely for hospice services or PT, OT, or speech], psychiatric care facility or other institution including incarceration and the individual is disenrolled from the contractor’s plan on the day prior to such admission.

L.	Adjustments to Capitation. The monthly capitation payments shall include all adjustments made by DMAHS for reasons such as but not limited to retroactive validation as for newborns or retroactive termination of eligibility as for death, incarceration or institutionalization. These adjustments will be documented by DMAHS by means of a remittance tape. With the exception of newborns, DMAHS shall be responsible for fee-for-service payments incurred by the enrollee during the period prior to actual enrollment in the contractor’s plan.

M.	The contractor shall cooperate with established procedures whereby DMAHS and the HBC shall monitor enrollment and disenrollment practices.

N.	Nothing in this Article or contract shall be construed to limit or in any way jeopardize a Medicaid beneficiary’s eligibility for New Jersey Medicaid.

O.	DMAHS shall arrange for the determination of eligibility of each potential enrollee for covered services under this contract and to arrange for the provision of complete information to the contractor with respect to such eligibility, including notification whenever an enrollee’s Medicaid/NJ FamilyCare eligibility is discontinued.

P.	Automatic Re-enrollment. An individual may be automatically re-enrolled in the contractor’s plan when he/she was disenrolled solely due to loss of Medicaid eligibility for a period of 2 months or less.
5.6 VERIFICATION OF ENROLLMENT
A.	The contractor shall be responsible for keeping its network of providers informed of the enrollment status of each enrollee. The contractor shall be able to report and ensure enrollment to network providers through electronic means.

B.	Providers should not wait more than three (3) minutes to verify enrollment.
5.7 MEMBER SERVICES UNIT
A.	Defined. The contractor shall have in place a Member Services Unit to coordinate and provide services to Medicaid/NJ FamilyCare managed care enrollees. The services as described in this Article include, but are not limited to enrollee selection, changes, assignment, and/or reassignment of a PCP, explanation of benefits, assistance with filing and resolving inquiries, billing problems, grievances and appeals, referrals, appointment scheduling and cultural and/or linguistic needs. This unit shall also provide orientation to contractor operations and assistance in accessing medical and dental care.

B.	Staff Training. The contractor shall develop a system to ensure that new and current Member Services staff receive basic and ongoing training and have expertise necessary to provide accurate information to all Medicaid/NJ FamilyCare enrollees regarding program benefits and contractor’s procedures.

C.	Communication-Affecting Conditions. The contractor shall ensure that Member Services staff have training and experience needed to provide effective services to

N.	A description of the process for referral to specialty and ancillary care providers and second opinions;

O.	An explanation of the reasons for which an enrollee may request a change of PCP, the process of effectuating that change, and the circumstances under which such a request may be denied;

P.	The reasons and process by which a provider may request an enrollee to change to a different PCP;

Q.	An explanation of an enrollee’s rights to disenroll or transfer at any time for cause; disenroll or transfer in the first 90 days after the latter of the date the individual enrolled or the date they receive notice of enrollment and at least every twelve (12) months thereafter without cause and that the lock-in period does not apply to ABD, DDD or DYFS individuals;

R.	Complaints and Grievances/Appeals
1.	Procedures for resolving complaints, as approved by the DMAHS;

2.	A description of the grievance/appeal procedures to be used to resolve disputes between a contractor and an enrollee, including: the name, title, or department, address, and telephone number of the person(s) responsible for assisting enrollees in grievance/appeal resolutions; the time frames and circumstances for expedited and standard grievances; the right to appeal a grievance determination and the procedures for filing such an appeal; the time frames and circumstances for expedited and standard appeals; the right to designate a representative; a notice that all disputes involving clinical decisions will be made by qualified clinical personnel; and that all notices of determination will include information about the basis of the decision and further appeal rights, if any;

3.	The contractor shall notify all enrollees in their primary language of their rights to file grievances and appeal grievance decisions by the contractor;
S.	An explanation that in addition to the HMO appeal process, Medicaid/NJ FamilyCare Plan A enrollees, and Plans D and H enrollees with a program status code of 380, have the right to a Medicaid Fair Hearing (which must be requested within 20 days of the date of the adverse action) with DMAHS and the appeal process through the DOBI for Medicaid and NJ FamilyCare enrollees, including instructions on the procedures involved in making such a request;

T.	Title, addresses, phone numbers and a brief description of the contractor’s plan for contractor management/service personnel;

B.	Voluntary Disenrollment. The contractor shall assure that enrollees who disenroll voluntarily are provided with an opportunity to identify, in writing, their reasons for disenrollment. The contractor shall further:
1.	Require the return, or invalidate the use of the contractor’s identification card; and

2.	Forward a copy of the disenrollment request or refer the beneficiary to DMAHS/HBC by the eighth (8th) day of the month prior to the month in which disenrollment is to become effective.
C.	BBC Role. All enrollee requests to disenroll must be made through the Health Benefits Coordinator. The contractor may not induce, discuss or accept disenrollments. Any enrollee seeking to disenroll should be directed to contact the HBC. This applies to both mandatory and voluntary enrollees. Disenrollment shall be completed by the HBC at facilities and in a manner so designated by DMAHS.

D.	Effective Date. The effective date of disenrollment or transfer shall be no later than the first day of the month immediately following the full calendar month the disenrollment is initiated by DMAHS. Notwithstanding anything herein to the contrary, the remittance tape, along with any changes reflected in the weekly register or agreed upon by DMAHS and the contractor in writing, shall serve as official notice to the contractor of disenrollment of an enrollee.
5.10.3 DISENROLLMENT FROM THE CONTRACTOR’S PLAN AT THE CONTRACTOR’S REQUEST
A.	Criteria for Contractor Disenrollment Request. The contractor may recommend, with written documentation to DMAHS, the disenrollment of an enrollee. In no event may an enrollee be disenrolled due to health status, need for health services or a change in health status. Enrollees may be disenrolled in any of the following circumstances:
1.	The contractor determines that the willful actions of the enrollee are inconsistent with membership in the contractor’s plan, and the contractor has made and provides DMAHS with documentation of at least three attempts to reconcile the situation. Examples of inconsistent actions include but are not limited to: persistent refusal to cooperate with any participating provider regarding procedures for consultations or obtaining appointments (this does not preclude an enrollee’s right to refuse treatment), intentional misconduct, willful refusal to receive prior approval for non-emergency care; willful refusal to comply with reasonable administrative policies of the contractor, fraud, or making a material misrepresentation to the contractor. In no way can this provision be

A.	DMAHS Approval. The contractor shall draft and disseminate to enrollees, providers, and subcontractors, a system and procedure which has the prior written approval of DMAHS for the receipt and adjudication of complaints and grievances/appeals by enrollees. The grievance/appeal policies and procedures shall be in accordance with N.J.A.C. 8:38 et seq., 42 C.F.R. 438, and with the modifications that are incorporated in the contract. The contractor shall not modify the grievance/appeal procedure without the prior approval of DMAHS, and shall provide DMAHS with a copy of the modification. The contractor’s grievance/appeal procedures shall provide for expeditious resolution of grievances/appeals by contractor personnel at a decision-making level with authority to require corrective action, and will have separate tracks for administrative and utilization management grievances/appeals. (For the utilization management complaints/grievance/appeal process, see Article 4.6.4C.)

The contractor shall review the grievance/appeal procedure at reasonable intervals, but no less than annually, for the purpose of amending same as needed, with the prior written approval of the DMAHS, in order to improve said system and procedure.

The contractor’s system. and procedure shall be available to both Medicaid beneficiaries and NJ FamilyCare beneficiaries. All enrollees have available the complaint and grievance/appeal process under the contractor’s plan, the Department of Banking and Insurance and, for Medicaid and certain NJ FamilyCare beneficiaries (i.e., Plan A enrollees and beneficiaries with a PSC of 380 under Plan D), the Medicaid Fair Hearing process. Individuals eligible solely through NJ FamilyCare Plans B, C, D, and H (except for Plan D and H individuals with a program status code of 380), do not have the right to a Medicaid Fair Hearing.

B.	Complaints. The contractor shall have procedures for receiving, responding to, and documenting resolution of enrollee complaints that are received orally and are of a less serious or formal nature. Complaints that are resolved to the enrollee’s satisfaction within five (5) business days of receipt do not require a formal written response or notification. The contractor shall call back an enrollee within twenty-four hours of the initial contact if the contractor is unavailable for any reason or the matter cannot be readily resolved during the initial contact. Any complaint that is not resolved within five business days shall be treated as a grievance/appeal, in accordance with requirements defined in Article 5.15.3.

C.	HBC Coordination. The contractor shall coordinate its efforts with the health benefits coordinator including referring the enrollee to the HBC for assistance as needed in the management of the complaint/grievance/appeal procedures.

D.	DMAHS Intervention. DMAHS shall have the right to intercede on an enrollee‘s behalf at any time during the contractor’s complaint/grievance/appeal process

8.	Fair hearing procedures including the Medicaid enrollee’s right to also file for a Medicaid Fair Hearing in addition to an HMO appeal to request resolution of a grievance/appeal

9.	DOBI process for use of Independent Utilization Review Organization (IURO)
C.	A description of the process under which an enrollee may file an appeal shall include at a minimum:
1.	Title of person responsible for processing appeal

2.	Title of person(s) responsible for resolution of appeal

3.	Time deadlines for notifying enrollee of appeal resolution

4.	The right to request a Medicaid Fair Hearing/DOBI IURO processes where applicable to specific enrollee eligibility categories
5.15.3 GRIEVANCE/APPEAL PROCEDURES
A.	Availability. The contractor’s grievance/appeal procedure shall be available to all enrollees or, where applicable, an authorized person, or permit a provider acting on behalf of an enrollee and with the enrollee’s consent. The procedure shall assure that grievances/appeals may be filed verbally directly with the contractor.

B.	The grievance/appeal procedure shall be in accordance with N.J.A.C. 8:38 et seq and 42 CFR 438 subpart F.

C.	DMAHS shall have the right to submit comments to the contractor regarding the merits or suggested resolution of any grievance/appeal.

By the fifteenth of every month the contractor shall submit electronically reports of all UM and non-UM enrollee grievance/appeal requests and dispositions directly to the DMAHS on the database format provided by DMAHS. The information submitted to DMAHS shall include information for the reporting month and all open cases to date and indicate the enrollee’s name, Medicaid/NJ FamilyCare number, date of birth, age, eligibility category, as well as the date of the grievance/appeal, resolution and date of resolution.

D.	Time Limits to File. The contractor may provide reasonable time limits within which enrollees must file grievances/appeals, but such time period shall not be less than sixty (60) days and not exceed 90 days from the date of the contractor’s notice of action. In the case of a Medicaid Fair Hearing, the enrollee must file a request within 20 days of the adverse action.

the enrollees’ understanding of the contractor’s procedures and services availability.

V.	All marketing materials, plans and activities shall be prior approved by DMAHS.
5.16.2	STANDARDS FOR MARKETING REPRESENTATIVES
A.	General Requirements
1.	Only a trained marketing representative of the contractor’s plan who meets the DHS, and DBI requirements shall be permitted to market and to enroll prospective NJ FamilyCare and ABD enrollees. Delegation of enrollment functions, such as to the office staff of a subcontracting provider of service, shall not be permitted.

2.	The contractor shall submit to DMAHS a listing of the contractor’s marketing representatives as updates and changes occur. Marketing schedules shall be submitted at least five days in advance of marketing activities. Information on each marketing representative shall include the names, three digit Identification Numbers, and marketing locations.

3.	All marketing representatives shall wear an identification tag that has been prior approved by DMAHS with a photo identification that must be prominently displayed when the marketing representative is performing marketing activities. The tag shall be at least three inches (3”) by five inches (5”) and shall display the marketing representative’s name, the name of the contractor, and a three-digit identification number.

4.	In those counties where enrollment is in a voluntary. stage, marketing representatives shall not state or imply that enrollment may be made mandatory in the future in an attempt to coerce enrollment.

5.	Canvassing shall not be permitted.

6.	Outbound telemarketing shall not be permitted. For NJ FamilyCare (Plans B, C, D), telemarketing shall be permitted after review and prior approval by DMAHS of the contractor’s marketing plan, script, and methods to use this approach.

7.	Marketing in or around a County Welfare Agency (CWA) office shall not be permitted. The term “in and around the CWA” is defined as being in an area where the marketing representative can be seen from the CWA office and/or where the CWA facility can be seen. The fact that an obstructed view prohibits the marketing activities from being seen shall not mitigate this prohibition.

8.	No more than two (2) marketing representatives shall approach a Medicaid/NJ FamilyCare beneficiary at any one time.

9.	Marketing representatives shall not encourage clients to disenroll from another contractor’s plan or assist an enrollee of another MCE in completing a disenrollment form from the other MCE.

10.	Marketing representatives shall ask the prospective enrollee about existing relationships with physicians or other health care providers. The prospective enrollees shall be clearly informed as to whether they will be able to continue to go to those providers as enrollees of the contractor’s plan and/or if the Medicaid program will pay for continued services with such providers.

11.	Marketing representatives shall secure the signature of new enrollees (head of household) on a statement indicating that an explanation has been provided to them regarding the important points of the contractor’s plan and have understood its procedures. A parent or, where applicable, an authorized person, shall enroll minors and ABD beneficiaries, when appropriate, and sign the statement of understanding. However, the contractor may accept an application from pregnant minors and minors living totally on their own who have their own Medicaid ID numbers as head of their own household.

12.	Prior to approval of this contract by CMS, the contractor’s staff or agents are prohibited from marketing to, contacting directly or indirectly, or enrolling Medicaid beneficiaries.

13.	Marketing representatives shall not state or imply that continuation of Medicaid benefits is contingent upon enrollment in the contractor’s plan.

14.	Attendance by the contractor’s marketing representatives at State-sponsored training sessions is required at the contractor’s own expense.
B.	Commissions/Incentive Payments
1.	Commissions/incentive payments may not be based on enrollment numbers alone but shall include other criteria, such as but not limited to, the retention period of enrollees enrolled (at least three (3) months), member satisfaction, and education by the marketing representative.
a.	The contractor shall also review disenrollment information/surveys and all complaints/grievances specifically referencing marketing staff.

provider performance. Practice guidelines may be included in a separate document.

9.	The contractor’s policies and procedures

10.	PCP responsibilities

11.	Other contractor responsibilities

12.	Prior authorization and referral procedures

13.	Description of the mechanism by which a provider can appeal a contractor’s service decision through the DOBI Independent Utilization Review Organization process

14.	Protocol for encounter data element reporting/records

15.	Procedures for screening and referrals for the MH/SA services

16.	Medical records standards

17.	Payment policies

18.	Enrollee rights and responsibilities
B.	Bulletins. The contractor shall develop and disseminate bulletins as needed to incorporate any and all changes to the Provider Manual. All bulletins shall be mailed to the State at least three (3) calendar days prior to publication or mailing to the providers or as soon as feasible. The Department shall have the right to issue and/or modify the bulletins at any time. If the DHS determines that there are factual errors or misleading information, the contractor shall be required to issue corrected information in the manner determined by the DHS.

C.	Timeframes. Within twenty (20) calendar days after the contractor places a newly enrolled provider in an active status, the contractor shall furnish the provider with a current Provider Manual, all related bulletins and the contractor’s methodology for supplying encounter data.

D.	The contractor shall provide a current Provider Manual to the Department annually. All updates of the manual shall also be provided to the Department within 30 days of the revision.

E.	The Provider Manual and all policies and procedures shall be reviewed at least annually to ensure that the contractor’s current practices and contract requirements are reflected in the written policies and procedures.

D.	The contractor shall electronically submit quarterly a Provider Grievances/Complaints Report on the database format provided by DMAHS. All provider grievances/appeals shall be summarized, with actions and recommendations of the Medical or Dental Director and QA Committee (if involved) clearly stated. The summary report shall include, but not be limited to, the following data elements:
1.	Information from the reporting month of all provider grievances/appeals and complaints received

2.	Unresolved (pending) grievances/appeals and complaints

3.	Category of the grievance/appeal or complaint, including, but not limited to:
a.	Denials of requested services prior authorizations

b.	Denials of specialty referrals

c.	Enrollee allocation inequities
E.	The contractor shall notify providers of the mechanism to appeal a contractor service decision on behalf of an enrollee, with the enrollee’s consent, through the DOBI Independent Utilization Review Organization process and that the provider is not entitled to request a Medicaid administrative law hearing.

ARTICLE SEVEN: TERMS AND CONDITIONS (ENTIRE CONTRACT)
7.1 CONTRACT COMPONENTS
The Contract, Attachments, Schedules, Appendices, Exhibits, and any amendments determine the work required of the contractor and the terms and conditions under which said work shall be performed.
No other contract, oral or otherwise, regarding the subject matter of this contract shall be deemed to exist or to bind any of the parties or vary any of the terms contained in this contract,
7.2 GENERAL PROVISIONS
A.	CMS Approval. This contract is subject to approval by the Centers for Medicare and Medicaid Services (CMS) and shall not be effective absent such approval. In addition, this contract is subject to CMS’ grant of a 1915(b) waiver to mandate enrollment of children with special health care needs.

B.	General. The contractor agrees that it shall carry out its obligations as herein provided in a manner prescribed under applicable federal and State laws, regulations, codes, and guidelines including New Jersey licensing regulations, the Medicaid, NJ KidCare and NJ FamilyCare State Plans, and in accordance with procedures and requirements as may from time to time be promulgated by the United States Department of Health and Human Services, These include;
1.	42 U.S.C § 1320a-7e

2.	42 U.S.C. § 1396 et seq.

3.	42 C.F.R., Parts 417, 430, 431, 434, 435. 438, 440, 447, 455, 1000

4.	45 C.F.R., Pert 74

5.	45 C.F.R.. Part 160, 164

6.	P.L. 2001, c. 267

7.	P.L. 2005, c.156

8.	N.J.S.A. 17B:30-48 et seq.

9.	N.J.S.A. 30;41D-1 et seq.

10.	N.J.S.A. 30:41-1 et seq.

11.	N.J.S.A. 30:4J-1—8 et seq.

12.	N.J.S.A. 26:2J-1 et seq.

13.	N.J.A.C. 10:74 et seq.

14.	N.J.A.C. 10:49 et seq.

15.	N.J.A.C. 10:79 et seq.

16.	N.J.A.C. 10:78-11

17.	New Jersey Medicaid, NJ KidCare, and NJ FamilyCare State Plans

18.	1915(b) Waiver

19.	N.J.A.C. 8:38 et seq. and amendments thereof, and the contractor shall comply with the higher standard contained in N.J.A.C. 8:38 et seq. or this contract.

20.	N.J.S.A. 59:13 et seq.

21.	The federal and State laws and regulations above have been cited for reader ease. They are available for review at the New Jersey State Library, 185 West State Street, Trenton, New Jersey 08625. However, whether cited or not, the contractor is obligated to comply with all applicable laws and regulations and, in turn, is responsible for ensuring that its providers and subcontractors comply with all laws and regulations.

22.	Neither the contractor nor its employees, providers, or subcontractors shall violate, or induce others to violate, any federal or state laws or regulations, or professional licensing board regulations.
C.	Applicable Law and Venue. This contract and any and all litigation arising there from or related thereto shall be governed by the applicable laws, regulations, and rules of evidence of the State of New Jersey without reference to conflict of laws principles. The contractor shall agree and submit to the jurisdiction of the courts of the State of New Jersey should any dispute concerning this contract arise, and shall agree that venue for any legal proceeding against the State shall be in Mercer County.

D.	Medicaid Provider. The contractor shall be a Medicaid provider and a health maintenance organization with a Certificate of Authority to operate government programs in New Jersey

A.	Change of Circumstances. Where circumstances and/or the needs of the State significantly change or the contract is otherwise deemed by the Director to no longer be in the public interest, the DMAHS may terminate this contract upon no less than thirty (30) days notice to the contractor.

B.	Emergency Situations. In cases of emergency the Department may shorten the time periods of notification.

C.	For Cause. DMAHS shall have the right to terminate this contract, without liability to the State, in whole or in part if the contractor:
1.	Takes any action or fails to prevent an action that threatens the health, safety or welfare of any enrollee, including significant marketing abuses;

2.	Takes any action that threatens the fiscal integrity of the Medicaid program;

3.	Has its certification suspended or revoked by DOBI, ___ DHSS, and/or any federal agency or is federally debarred or excluded from federal procurement and non-procurement contracts;

4.	Materially breaches this contract or fails to comply with any term or condition of this contract that is not cured within twenty (20) working days of DMAHS’ request for compliance;

5.	Violates state or federal law;

6.	Fails to carry out the substantive terms of this contract;

7.	Becomes insolvent;

8.	Fails to meet applicable requirements in sections 1932, 1903 (m) and 1905(t) of the SSA; or

9.	Brings a proceeding voluntarily, or has a proceeding brought against it involuntarily, under the Bankruptcy Act
D.	Notice and Hearing. Except as provided in A and B above, DMAHS shall give the contractor ninety (90) days advance, written notice of termination of this contract, with an opportunity to protest said termination and/or request an informal hearing. This notice shall specify the applicable provisions of this contract and the effective date of termination, which shall not be less than will permit an orderly disenrollment of enrollees to the Medicaid fee-for-service program or transfer to another managed care program.

this contract and for which contractor would otherwise be liable under this contract.
7.14 MERGER/ACQUISITION REQUIREMENTS
A.	General Information. In addition to any other information otherwise required by the State, a contractor that intends to merge with or be acquired by another entity (“non-surviving contractor”) shall provide the following information and documents to DHS, and copies to DOBI, one hundred-twenty (120) days prior to the effective date of the merger/acquisition:
1.	The basic details of the sale, including the name of the acquiring legal entity, the date of the sale and a list of all owners with five (5) percent or more ownership.

2.	The source of funds for the purchase.

3.	A Certificate of Authority modification.

4.	Any changes in the provider network, including but not limited to a comparison of hospitals that no longer will be available under the new network, and comparison of PCPs and specialists participating and not participating in both HMOs. This shall also include an analysis of the impact on members.

5.	Submit a draft of the asset purchase agreement to DHS, and DOBI for prior approval prior to execution of the document.

6.	The closing date for the merger/acquisition, which shall occur prior to the required notification to enrollees, i.e. no later than forty-five (45) days prior to effective date of transition of enrollees.

7.	Submit a copy of all information, including all financials, sent to/required by DOBI.
B.	General Requirements. The non-surviving contractor shall:
1.	Comply with the provisions of Article 7.13, Closeout; and

2.	Meet and complete all outstanding issues, reporting requirements (including but not limited to encounter data reporting, quality assurance studies, financial reports, etc.)
C.	Beneficiary Notification. By no later than sixty (60) days, the non-surviving contractor shall prepare and submit, in English and Spanish, to the DMAHS, letters and other materials which shall be mailed to its enrollees no later than provider/enrollee ratio limits will be maintained in the new entity. This network information shall be furnished before the enrollee notification letters are to be sent. Such letters shall not be mailed until there is a clear written notification by the

DMAHS that the provider network information meets all of the DMAHS requirements. The network submission shall include all required provider types listed in Article 4, shall be formatted in accordance with specifications in Article 4 and Section A.4.1 of the Appendices, and shall include a list of all providers who decline participation with the acquiring contractor and new providers who will participate with the acquiring contractor. The acquiring contractor shall submit weekly updates through the ninety (90) day period following the effective date of transfer.
G.	Administrative.
1.	The non-surviving contractor shall inform DMAHS of the corporate structure it will assume once all enrollees are transitioned to the acquiring contractor. Additionally, an indication of the time frame that this entity will continue to exist shall be provided.

2.	The contract of the non-surviving contractor is not terminated until the transaction (acquisition or merger) is approved, enrollees are placed, and all outstanding issues with DOBI and DHS are resolved. Some infrastructure shall exist for up to one year beyond the last date of services to enrollees in order to fulfill remaining contractual requirements.

3.	The acquiring contractor and the non-surviving contractor shall maintain their own separate administrative structure and staff until the effective date of transfer.
7.15 SANCTIONS
In the event DMAHS finds the contractor to be out-of-compliance with program standards, performance standards or the terms or conditions of this contract, the Department shall issue a written notice of deficiency, request a corrective action plan and/or specify the manner and timeframe in which the deficiency is to be cured. If the contractor fails to cure the deficiency as ordered, the Department shall have the right to exercise any of the administrative sanction options described below, in addition to any other rights and remedies that may be available to the Department. The type of action taken shall be in relation to the nature and severity of the deficiency:
A.	Suspend enrollment of beneficiaries in contractor’s plan.

B.	Notify enrollees of contractor non-performance and permit enrollees to transfer to another MCE without cause.

C.	Reduce or eliminate marketing and/or community event participation.

Liquidated Damages:
If the contractor does not provide or perform the requirement within fifteen (15) business days of the written notice, or longer if allowed by the Department, or through an approved corrective action plan, the Department may impose liquidated damages of $250 per requirement per day for each day the requirement continues not to be provided or performed. If after fifteen (15) additional days from the date the Department imposes liquidated damages, the requirement still has not been provided or performed, the Department, after written notice to the contractor, may increase the liquidated damages to $500 per requirement per day for each day the requirement continues to be unprovided or unperformed.
Note: If the failure to provide required services or the contractor’s operations are interrupted or compromised due to a natural disaster and/or Act of God and after diligent efforts, the contractor cannot make other provisions for the delivery of services or conduct of operations, the Department may determine, at its sole discretion, not to impose liquidated damages. The contractor shall present a plan of correction to the Department for approval within two (2) business days of the event or where possible, prior to the event when known, such as advance warnings of an oncoming hurricane.
7.16.3 TIMELY REPORTING REQUIREMENTS
The contractor shall produce and deliver timely reports within the specified timeframes and descriptions in the contract including information required by the ERO. Reports shall be produced and delivered on both a scheduled and mutually agreed upon on-request basis according to the schedule established by DMAHS.
Liquidated Damages:
For each late report, the Department shall have the right to impose liquidated damages of $250 per day per report until the report is provided. For any late report that is not delivered after thirty (30) days or such longer period as the Department shall allow, the Department, after written notice, shall have the right to increase the liquidated damages assessment to $500 per day per report until the report is provided.
7.16.4 ACCURATE REPORTING REQUIREMENTS
Every report due the State shall contain sufficient and accurate information and in the approved media format to fulfill the State’s purpose for which the report was generated.
If the Department imposes liquidated damages, it shall give the contractor written notice of a report that is either insufficient or inaccurate and that liquidated damages will be assessed accordingly. After such notice, the contractor shall have fifteen (15) business days, or such longer period as the Department may allow, to correct the report.

subsequent testing of the correction establishes that, indeed, the correction has been made in the manner and at the time certified to by the contractor.
A.	The contractor shall provide the necessary system time to system test any correction the Contracting Officer deems necessary.

B.	The Contracting Officer shall determine whether the necessary level of documentation has been submitted to verify corrections. The Contracting Officer shall be the sole judge of the sufficiency and accuracy of any documentation.

C.	System corrections shall be sustained for a reasonable period of at least ninety (90) days from State acceptance; otherwise, liquidated damages may be reimposed without a succeeding grace period within which to correct.

D.	Contractor use of resources to correct deficiencies shall not be allowed to cause other system problems.
7.16.7 EPSDT & LEAD SCREENING PERFORMANCE STANDARDS
A.	EPSDT Screening
1.	The contractor shall ensure that it has achieved an eighty (80) percent participation rate for the twelve (12)-month contract period. “Participation” is defined as one initial or periodicity visit and will be measured by procedure codes specified in Appendix Section B.7.5 using encounter data. If the contractor has not achieved the eighty (80) percent participation rate by the end of the twelve-month period, it shall submit a corrective action plan to DMAHS within thirty (30) days of notification by DMAHS of its actual participation rate. DMAHS shall have the right to conduct a follow-up onsite review and/or impose financial damages for non-compliance.
a.	Mandatory Sanction. Failure of the contractor to achieve the minimum screening rate shall require the following refund of capitation paid:
i.	Achievement of a 50 percent to less than 60 percent EPSDT screening, dental visit and immunization rate (the lowest measured rate of each of the components of EPSDT screening, i.e., periodic exam, immunization rate, and dental screening rate, shall be considered to be the rate for EPSDT participation and the basis for the sanction): refund of $1 per enrollee for all enrollees under age 21 not screened.

ii.	Achievement of a 40 percent to less than 50 percent EPSDT screening, dental visit, and immunization rate; refund of $2 per enrollee for all enrollees under age 21 not screened.

iii.	Achievement of 30 percent to less than 40 percent EPSDT screening, dental visit and immunization rate: refund of $3 per enrollee for all enrollees under age 21 not screened,

iv.	Achievement of less than 30 percent: refund of $4 per enrollee for all enrollees under age 21 not screened.
b.	Discretionary Sanction, The DMAHS shall have the right to impose a financial or administrative sanction if the contractor’s performance screening rate is between sixty (60) - seventy (70) percent. The DMAHS, in its sole discretion, may impose a sanction after review of the contractor’s corrective action plan and ability to demonstrate good faith efforts to improve compliance.
2.	Failure to achieve and maintain the required screening rate shall result in the Local Health Departments being permitted to screen the contractor’s pediatric members. The cost of these screenings shall be paid by the DMAHS to the LHD, and the screening cost shall be deducted from the contractor’s capitation rate in addition to the damages imposed as a result of failure to achieve EPSDT performance standards.

3.	Mandatory sanctions may be offset when the contractor demonstrates improved compliance. The Division, in its sole discretion, may reduce the sanction amount by 10% for 10%-15% improvement over prior reporting period performance rate 15% reduction for a 16%-25% improvement, 20% reduction for a 26%-35% improvement, and 25% reduction for a 36%-50% improvement. Offsets shall not reduce the financial sanction amount to below $1 per enrollee not screened.
B.	Blood Lead Screening
1.	The contractor shall ensure that it has achieved an eighty (80) percent blood lead screening rate of its enrollees under three years of age during a twelve (12)- month contract period. Blood lead screening is described in Article 4 and shall be measured using encounter data and the DHSS database, If the contractor has not achieved the eighty (80) percent blood lead screening rate by the end of the twelve (12)-month period, it shall submit a corrective action plan to DMAHS within thirty (30) days of notification by DMAHS of its actual blood lead level screening rate. DMAHS shall have the right to conduct a follow-up onsite review and/or impose financial damages for non-compliance,

a.	Mandatory sanction. Failure of the contractor to achieve sixty (60) percent screening rate shall require the following refund of capitation paid:
i.	Achievement of a 50 percent to less than 60 percent lead screening rate; refund of $2 per enrollee for all enrollees under age 3 not screened,

ii.	Achievement of a 40 percent to less than 50 percent lead screening rate; refund of $3 per enrollee for all enrollees under age 3 not screened.

iii.	Achievement of a 30 percent to less than 40 percent lead screening rate: refund of $4 per enrollee for all enrollees under age 3 not screened.

iv.	Achievement of less than 30 percent lead screening rate: refund of $5 per enrollee for all enrollees under age 3 not screened.
b.	Discretionary sanction. The DMAHS shall have the right to impose a financial or administrative sanction if the contractor’s performance screening rate is between sixty (60) — seventy (70) percent. The DMAHS, in its sole discretion, may impose a sanction after review of the contractor’s corrective action plan and ability to demonstrate good faith efforts to improve compliance.
2.	Failure to achieve and maintain the required screening rate shall result in the Local Health Departments being permitted to screen the contractor’s pediatric members. The cost of these screenings shall be paid by the DMAHS to the LHD, and the screening cost shall be deducted from the contractor’s capitation rate in addition to the damages imposed as a result of failure to achieve lead screening performance standards.

3.	Mandatory sanctions may be offset when the contractor demonstrates improved compliance. The Division, in its sole discretion, may reduce the sanction amount by $1 for each twelve (12) point improvement over prior reporting period performance rate. Offsets shall not reduce the financial sanction amount to below $1 per enrollee not screened.
D.	The contractor must demonstrate continuous quality improvement in achieving the performance standards for EPSDT and lead screenings as stated in Article 4. The Division shall, in its sole discretion, determine the appropriateness of contractor proposed corrective action and the imposition of any other financial or administrative sanctions in addition to those set out above.

performance rate, the contractor must achieve an annual improvement, as specified below, over the previous year’s dental visit rate. If the contractor has not achieved the eighty (80) percent participation rate or the annual improvement by the end of the twelve-month period, it shall submit a corrective action plan to DMAHS within thirty (30) days of notification by DMAHS of its actual participation rate. DMAHS shall have the right to conduct a follow-up onsite review and/or impose financial damages for non-compliance.
a.	Mandatory Sanction. Failure of the contractor to achieve an annual improvement rate shall require the following refund of capitation paid:
i.	Achievement of a 35 percent to less than 50 percent improvement dental screening rate over the previous year: refund of $1 per enrollee for all enrollees age 3 years to age 21 years who did not receive a dental visit.

ii.	Achievement of a 25 percent to less than 35 percent improvement dental visit rate: refund of $2 per enrollee for all enrollees age 3 years to age 21 years who did not receive a dental visit.

iii.	Achievement of a 15 percent to less than 25 percent improvement dental visit rate: refund of $3 per enrollee for all enrollees age 3 years to age 21 years who did not receive a dental visit.

iv.	Achievement of less than 15 percent: refund of $4 per enrollee for all enrollees age 3 years to age 21 years who did not receive a dental visit.
b.	If the dental visit rate drops below the previous year’s rate, the contractor shall be sanctioned in accordance with the dental visit rate performance standard, i.e.
i.	Achievement of a 50 percent to less than 60 percent dental visit rate: refund of $1 per enrollee for all enrollees age 3 years to age 21 years who did not receive a dental visit.

ii.	Achievement of a 40 percent to less than 50 percent dental visit rate: refund of $2 per enrollee for all enrollees age 3 years to age 21 years who did. not receive a dental visit.

iii.	Achievement of a 30 percent to less than 40 percent dental visit rate: refund of $3 per enrollee for all enrollees age 3 years to age 21 years who did not receive a dental visit.

iv.	Achievement of less than 30 percent: refund of $4 per enrollee for all enrollees age 3 years to age 21 years who did not receive a dental visit.

c.	Discretionary Sanction. The DMAHS shall have the right to impose a financial or administrative sanction if the contractor’s performance screening rate is between sixty (60) — seventy (70) percent. The DMAHS, in its sole discretion, may impose a sanction after review of the contractor’s corrective action plan and ability to demonstrate good faith efforts to improve compliance.
D.	The contractor must demonstrate continuous quality improvement in achieving the performance standards for EPSDT and lead screenings and dental visits as stated in Article 4. The Division shall, in its sole discretion, determine the appropriateness of contractor proposed corrective action and the imposition of any other financial or administrative sanctions in addition to those set out above.
7.16.8 DEPARTMENT OF HEALTH AND HUMAN SERVICES CIVIL MONEY PENALTIES
7.16.8.1 FEDERAL STATUTES
Pursuant to 42 U.S.C. § 1396b(m)(5)(A), the Secretary of the Department of Health and Human Services may impose substantial monetary and/or criminal penalties on the contractor when the contractor:
A.	Fails to substantially provide an enrollee with required medically necessary items and services, required under law or under contract to be provided to an enrolled beneficiary, and the failure has adversely affected the enrollee or has substantial likelihood of adversely affecting the enrollees.

Imposes premiums or charges on enrollees in violation of this contract, which provides that no premiums, deductibles, co-payments or fees of any kind may be charged to Medicaid enrollees.

C.	Engages in any practice that discriminates among enrollees on the basis of their health status or requirements for health care services by expulsion or refusal to re-enroll an individual or engaging in any practice that would reasonably be expected to have the effect of denying or discouraging enrollment by eligible persons whose medical condition or history indicates a need for substantial future medical services.

7.20.7 PROHIBITION ON USE OF FEDERAL FUNDS FOR LOBBYING
A.	The contractor agrees, pursuant to 31 U.S.C. § 1352 and 45 C.F.R. Part 93, that no federal appropriated funds have been paid or will be paid to any person by or on behalf of the contractor for the purpose of influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant loan, or cooperative contract. The contractor shall complete and submit the “Certification Regarding Lobbying”, as attached in Section A.7.1 of the Appendices.

B.	If any funds other than federal appropriated funds have been paid or will be paid by the contractor to any person for the purpose of influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative contract, and the contract exceeds $100,000, the contractor shall complete and submit Standard Form LLL-“Disclosure of Lobbying Activities” in accordance with its instructions.

C.	The contractor shall include the provisions of this Article in all provider and subcontractor contracts under this contract and require all participating providers or subcontractors whose contracts exceed $100,000 to certify and disclose accordingly to the contractor.
7.20.8 COMPLIANCE WITH N.J.S.A. 19:44-20.13 ET SEQ. ,
The contractor is required to comply with the “pay to play” disclosure requirements set forth in the New Jersey statutes. Compliance requires the contractor to submit the Executive Order 134 Certification and Disclosure (DDP134-C&D). In addition, the contractor is under a continuing duty to disclose during the time of the contract all contributions made during the term of the contract covered under the statute. Towards satisfying that duty, the ‘contractor shall submit the Continuing Disclosure of Political Contributions (DDP134 — CD) when required under the statute. Failure to comply with any of the requirements of the statute may result in the termination of the contract. All forms and instructions are available on the New Jersey Division of Purchase and Property web-site: http://www.state.nj.us/treasury/purchase/forms/htm.

7.21 REQUIRED CERTIFICATE OF AUTHORITY
During the term of the contract, the contractor shall maintain a Certificate of Authority (COA) from the Department of Banking and Insurance and function as a Health Maintenance Organization in each of the counties in the region(s) it is contracted to serve or for each of the counties as approved in accordance with Article 2.1-1.
7.22 SUBCONTRACTS
In carrying out the terms of the contract, the contractor may elect to enter into subcontracts with other entities for the provision of health care services and/or administrative services as defined in Article 1. In doing so, the contractor shall, at a minimum, be responsible for adhering to the following criteria and procedures.
A.	All subcontracts shall be in writing and shall be submitted to DMAHS for prior approval at least 90 days prior to the anticipated implementation date. DMAHS approval shall also be contingent on regulatory agency review and approval.

B.	The Department shall prior approve all provider contracts and all subcontracts.

C.	All provider contracts and all subcontracts shall include the terms in Section B.7.2 of the Appendices, Provider/Subcontractor Contract Provisions.

D.	The contractor shall monitor the performance of its subcontractors on an ongoing basis and ensure that performance is consistent with the contract between the contractor and the Department.

E.	Unless otherwise provided by law, contractor shall not cede or otherwise transfer some or all financial risk of the contractor to a subcontractor.

F.	Every third party administrator engaged by the contractor shall be licensed or registered by the Department of Banking and Insurance pursuant to P.L. 2001, c. 267
7.23 SET-OFF FOR STATE TAXES AND CHILD SUPPORT
Pursuant to N.J.S.A 54:49-19, if the contractor is entitled to payment under the contract at the same time as it is indebted for any State tax (or is otherwise indebted to the State) or child support, the State Treasurer may set off payment by the amount of the indebtedness.
7.24 CLAIMS
The contractor shall have the right to request an informal hearing regarding disputes under this contract by the Director, or the designee thereof. This shall not in any way limit the contractor’s or State’s right to any remedy pursuant to New Jersey law.

E.	The contractor shall collect and analyze data to implement effective quality assurance, utilization review, and peer review programs in which physicians and other health care practitioners participate. The contractor shall review and assess data using statistically valid sampling techniques including, but not limited to, the following:

Primary care practitioner audits; specialty audits; inpatient mortality audits; quality of care and provider performance assessments; quality assurance referrals; credentialing and recredentialing; verification of encounter reporting rates; quality assurance committee and subcommittee meeting agendas and minutes; enrollee complaints, grievances, and follow-up actions; providers identified for trending and sanctioning, including providers with low blood lead screening rates; special quality assurance studies or projects; prospective, concurrent, and retrospective utilization reviews of inpatient hospital stays; and denials of off-formulary drug requests.

F.	The contractor shall prepare and submit to DMAHS quarterly reports to be submitted electronically (e.g., email) in report-ready form in a format and software application system determined by DMAHS, containing summary information on the contractor’s operations for each quarter of the program (See Section A.7 of the Appendices, Tables 1 through 22. Exceptions — Tables 3A and 3B shall be submitted monthly by the fifteenth (15th) of every month; Tables 5 and 7 shall be submitted annually, Table 9 shall be submitted semi-annually; Table 22 shall be submitted weekly). These reports shall be received by DMAHS no later than forty-five (45) calendar days after the end of the quarter. Any contract-required report submission may be electronic in the format specified by DMAHS staff accompanied by the appropriate certification (where applicable) unless otherwise noted in the contract.

The contractor shall be responsible for continued reporting beyond the term of the contract because of lag time in submitting source documents by providers.

G.	The contractor may submit encounter reports daily but must submit encounter reports at least quarterly. However, encounter reports will be processed by DMAHS’ fiscal agent no more frequently than monthly. All encounters shall be reported to DMAHS within seventy-five (75) days of the end of the quarter in which they are received by the contractor and within one year plus seventy-five (75) days from the date of service.

H.	The contractor shall annually and at the time changes are made report its staffing positions including the names of supervisory personnel (Director level and above and the QM/UR personnel), organizational chart, and any position vacancies in these major areas.

proposed relationship does not present the potential, actual or appearance, of a conflict of interest.

D.	No contractor shall influence, or attempt to influence or cause to be influenced, any State officer or employees or special State officer or employee in his official capacity in any manner which might tend to impair the objectivity or independence of judgment of said officer or employee.

E.	No contractor shall cause or influence, or attempt to cause or influence, any State officer or employee or special State officer or employee to use, or attempt to use, his official position to secure unwarranted privileges or advantages for the contractor or any other person.

F.	The provisions cited above in this Article shall not be construed to prohibit a State officer or employee or special State officer or employee from receiving gifts from or contracting with the contractor under the some terms and conditions as are offered or made available to members of the general public subject to any guidelines the Executive Commission on Ethical Standards may promulgate,
7.30 RECORDS RETENTION
A.	The contractor hereby agrees to maintain an appropriate recordkeeping system (See Section B.4.14 of the Appendices) for services to enrollees and further require its providers and subcontractors to do so. Such system shall collect all pertinent information relating to the medical management of each enrolled beneficiary; and make that information readily available to appropriate health professionals and the Department. Records shall be retained, in accordance with the later of:
1.	Five (5) years from the date of service (N.J.S.A. 30:4D-12(d,-)); or

2.	Three (3) years after final payment is made under the contract or subcontract and all pending matters are closed; or:

3.	For medical records, ten (10) years following the member’s most recent service or until the member reaches the age of 23 years (N.J.A.C. 8:38-10.5).
B.	If an audit, investigation, litigation, or other action involving the records is started before the end of the retention period, the records shall be retained until all issues arising out of the action are resolved or until the end of the retention period, whichever is later. Records shall be made accessible at a New Jersey site, and on request to agencies of the State of New Jersey and the federal government. For enrollees covered by the contractor’s plan who are eligible through the Division of Youth and Family Services, records shall be kept in accordance with the provisions under N.J.S.A. 9:6-8.10a and 9:6-8:40 and consistent with need to

B.	The solicitation of any fee, commission, compensation, gift, gratuity or other thing of value by any State officer or employee or special State officer or employee from any State contractor shall be reported in writing forthwith by the contractor to the Attorney General and the Executive Commission on Ethical Standards.

C.	No contractor may, directly or indirectly, undertake any private business, commercial or entrepreneurial relationship with, whether or not pursuant to employment, contract or other agreement, express or implied, or sell any interest in such contractor to any State officer or employee or special State officer or employee having any duties or responsibilities in connection with the purchase, acquisition or sale of any property or services by or to any State agency or any instrumentality thereof, or with any person, firm or entity with which he is employed or associated or in which he has an interest within the meaning of N.J.S.A. 52:13D-13g. Any relationships subject to this provision shall be reported in writing forthwith to the Executive Commission on Ethical Standards which may grant a waiver of this restriction upon application of the State officer or employee or special State officer or employee upon a finding that the present or proposed relationship does not present the potential, actual or appearance, of a conflict of interest.

D.	No contractor shall influence, or attempt to influence or cause to be influenced, any State officer or employee or special State officer or employee in his official capacity in any manner which might tend to impair the objectivity or independence of judgment of said officer or employee.

E.	No contractor shall cause or influence, or attempt to cause or influence, any State officer or employee or special State officer or employee to use, or attempt to use, his official position to secure unwarranted privileges or advantages for the contractor or any other person.

F.	The provisions cited above in this Article shall not be construed to prohibit a State officer or employee or special State officer or employee from receiving gifts from or contracting with the contractor under the same terms and conditions as are offered or made available to members of the general public subject to any guidelines the Executive Commission on Ethical Standards may promulgate.
7.30 RECORDS RETENTION
A.	The contractor hereby agrees to maintain an appropriate recordkeeping system (See Section B.4.14 of the Appendices) for services to enrollees and further require its providers and subcontractors to do so. Such system shall collect all pertinent information relating to the medical management of each enrolled beneficiary; and make that information readily available to appropriate health professionals and the Department. Records shall be retained, in accordance with for the later of:

1.	Five (5) years from the date of service (N.J.S.A. 30:4D-12(d-)); or

2.	Three (3) years after final payment is made under the contract or subcontract and all pending matters are closed; or,

3.	For medical records, ten (10) years following the members most recent service or until the member reaches the age of 23 years (N.J.A.C. 8:38-10.5).
B.	If an audit, investigation, litigation, or other action involving the records is started before the end of the retention period, the records shall be retained until all issues arising out of the action are resolved or until the end of the retention period, whichever is later. Records shall be made accessible at a New Jersey site, and on request to agencies of the State of New Jersey and the federal government. For enrollees covered by the contractor’s plan who are eligible through the Division of Youth and Family Services, records shall be kept in accordance with the provisions under N.J.S.A. 9:6-8.10a and 9:6-8:40 and consistent with need . to protect the enrollee’s confidentiality. All providers and subcontractors shall comply with, and all provider contracts and subcontracts shall contain the requirements stated in this paragraph. (See also Article 7.40, “Confidentiality”)

C.	If contractor’s enrollees disenroll from the contractor’s plan, the contractor shall require participating providers to release medical records of enrollees as may be directed by the enrollee, authorized representatives of the Department and appropriate agencies of the State of New Jersey and of the federal government. Release of records shall be consistent with the provision of confidentiality expressed in Article 7.40 and at no cost to the enrollee.
7.31 WAIVERS
Nothing in the contract shall be construed to be a waiver by the State of any warranty, expressed or implied, except as specifically and expressly stated in writing executed by the Director. Further, nothing in the contract shall be construed to be a waiver by the State of any remedy available to the State under the contract, at law or equity except as specifically and expressly stated in writing executed by the Director. A waiver by the State of any default or breach shall not constitute a waiver of any subsequent default or breach.
7.32 CHANGE BY THE CONTRACTOR
The contractor shall not make any enhancements, limitations, or changes in benefits or benefits coverage; any changes in definition or interpretation of benefits; or any changes in the administration of the managed care program related to the scope of benefits, allowable coverage for those benefits, eligibility of enrollees or providers to participate in the program, reimbursement methods and/or schedules to providers, or substantial

5.	Indemnification includes but is not limited to, any claims or losses arising from the promulgation or implementation of the contractor’s policies and procedures, whether or not said policies and procedures have been approved by the State, and any claims of the contractor’s wrong doing in implementing DHS policies.
7.34 INVENTIONS
Inventions, discoveries, or improvements of computer programs developed pursuant to this contract by the contractor, and paid for by DMAHS in whole or in part, shall be the property of DMAHS.
7.35 USE OF CONCEPTS
The ideas, knowledge, or techniques developed and utilized through the course of this contract by the contractor, or jointly by the contractor and DMAHS, for the performance under the contract, may be used by either party in any way they may deem appropriate. However, such use shall not extend to pre-existing intellectual property of the contractor or DMAHS that is patented, copyrighted, trademarked or service marked, which shall not be used by another party unless a license is granted.
7.36 PREVAILING WAGE
The New Jersey Prevailing Wage Act, PL 1963, Chapter 150, is hereby made a part of this contract, unless it is not within the contemplation of the Act. The contractor’s signature on the contract is a guarantee that neither the contractor nor any providers or subcontractors it might employ to perform the work covered by this contract is listed or is on record in the Office of the Commissioner of the New Jersey Department of Labor and Industry as one who has failed to pay prevailing wages in accordance with the provisions of this Act.
7.37 DISCLOSURE STATEMENT
The contractor shall report ownership and related information to DMAHS at the time of initial contracting, and yearly thereafter, and upon request, to the Secretary of DHHS and the Inspector General of the United States in accordance with federal and state law.
A.	The contractor shall include full and complete information as to the name and address of each person or corporation with a five (5) percent or more ownership or controlling interest in the contractor’s plan, or any provider or subcontractor in which the contractor has a five (5) percent or more ownership interest (Section 1903(m)(2)(A) of the Social Security Act and N.J.A.C. 10:49-19.2)

The contractor shall comply with this disclosure requirement through submission of the CMS-1513 Form whether federally qualified or not.

against fraud and abuse (as defined in 42 C.F.R. § 455.2) in the provision of health care services. The policies and procedures will include, at a minimum:
1.	Written notification must be sent by the contractor to DMAHS within five (5) business days of the contractor’s intent to conduct an investigation, and approval must be obtained by the contractor from DMAHS prior to conducting the investigation. Details of potential investigations shall be provided to DMAHS and include the data elements in Section A.7.2.B of the Appendices. Representatives of the contractor may be required to present the case to DMAHS. DMAHS, in consultation with the contractor, will then determine the appropriate course of action to be taken.

Written notification must be sent by the contractor to DMAHS within five (5) business days of the contractor’s intent to recover funds, and approval must be obtained by the contractor from DMAHS prior to collection of those funds.

2.	Incorporation of the use of claims and encounter data for detecting potential fraud and abuse of services.

3.	A means to verify services were actually provided.

4.	Reporting investigation results within twenty (20) business days to DMAHS.

5.	Specifications of, and reports generated by, the contractor’s prepayment and postpayment surveillance and utilization review systems, including prepayment and postpayment edits and recovery actions.
B.	Distinct Unit. The contractor shall establish a distinct fraud and abuse unit, solely dedicated to the detection and investigation of fraud and abuse by its New Jersey Medicaid and NJ FamilyCare beneficiaries and providers. It shall be separate from the contractor’s utilization review and quality of care functions. The unit can either be part of the contractor’s corporate structure, or operate under contract with the contractor.
1.	The unit shall be staffed with investigators who shall have at least one of the following: (1) a Bachelor’s degree; (2) an Associate’s degree plus a minimum of two years experience with health care related employment; (3) a minimum of four years of experience with health care related employment; or (4) a minimum of five years of law enforcement experience. When approved by DMAHS, the contractor shall be permitted to employ a limited number of specialists who shall possess unique qualifications by way of training, technical skill, and/or experience to investigate and identify cases of fraud, but who lack the specific educational requirements set forth above to be investigators. The unit shall have an investigator-to-beneficiary ratio for the New Jersey Medicaid/NJ FamilyCare enrollment of at least one investigator per exists relating to the contractor, its providers, subcontractors, enrollees, employees, or anyone who can order or refer services, and related parties.
F.	When DMAHS has withheld payment and/or initiated a recovery action against one of the contractor’s providers or subcontractors or a withholding of payments action pursuant to 42 C.F.R. § 455.23, DMAHS may require the contractor to withhold payments to that provider or subcontractor and/or forward those payments to DMAHS.

G.	DMAHS may direct the contractor to monitor one of its providers or subcontractors, or take such corrective action with respect to that provider or subcontractor as DMAHS deems appropriate, when, in the opinion of DMAHS, good cause exists.

H.	Sanctions. Failure of the contractor to investigate and correct fraud and abuse problems relating to its enrollees, network providers or subcontractors, and to notify DMAHS timely of same, may result in sanctions. Timely notification is defined as within five (5) business days of identification of the fraud and/or abuse and within twenty (20) business days of the completion of an investigation. For purposes of this subsection, the term “investigation” shall include prepayment monitoring as described above.

DMAHS shall have the right to also impose sanctions and/or withhold payments to the contractor (in accordance with provisions of 42 C.F.R. § 455.23) if it has reliable evidence of fraud or willful misrepresentation relating to the contractor’s participation in the New Jersey Medicaid or NJ FamilyCare program or if the contractor fails to initiate its investigation of an identified fraud and/or abuse within one year of identification.

I.	Class Action Litigation and Settlements. The DMAHS shall have the right to recoup and/or withhold monies, in whole or in part, from the contractor that are as a result of a settlement or recovery from class action, qui tam or other litigation that involves any of the programs administered and funded by DHS.
7.38.3 NOTIFICATION TO DMAHS
The contractor shall submit quarterly the report in Section A.7.2 of the Appendices, Fraud & Abuse.
7.39 EQUALITY OF ACCESS AND TREATMENT/DUE PROCESS
A.	Unless a higher standard is required by this contract, the contractor shall provide and require its subcontractors and its providers to provide the same level of medical care and health services to DMAHS enrollees as to enrollees in the

ARTICLE EIGHT: FINANCIAL PROVISIONS
8.1 GENERAL INFORMATION
This Article includes financial requirements (including solvency and insurance), medical cost ratio requirements, information on rates set by the State, third party liability (TPL) requirements, general capitation requirements, and provider payment requirements.
8.2 FINANCIAL REQUIREMENTS
8.2.1 COMPLIANCE WITH CERTAIN CONDITIONS
The contractor shall remain in compliance with the following conditions which shall satisfy the Departments of Human Services, and Banking and Insurance (DOBI) prior to this contract becoming effective:
A.	Provider Contracts Executed. The contractor has entered into written contracts with providers in accordance with Article Four of this contract.

B.	No Judgment Preventing Implementation. No court order, administrative decision, or action by any other instrumentality of the United States government or the State of New Jersey or any other state which prevents implementation of this contract is outstanding.

C.	Approved Certificate of Authority. The contractor has and maintains an approved certificate of authority to operate as a health maintenance organization in New Jersey from the DOBI for the Medicaid population.

D.	Compliance with All Solvency Requirements. The contractor shall comply with and remain in compliance with minimum net worth and fiscal solvency and reporting requirements of the DOBI and the Department of Human Services, the federal government, and this contract.
8.2.2 SOLVENCY REQUIREMENTS
The contractor shall maintain a minimum net worth in accordance with N.J.A.C. 8:38-11 et seq.
The Department shall have the right to conduct targeted financial audits of the contractor’s Medicaid line of business. The contractor shall provide the Department with financial data, as requested by the Department, within a timeframe specified by the Department.

reserves and where restricted funds will be held (See N.J.A.C. 8:38-11.3, Reserve Requirements).
8.3 INSURANCE REQUIREMENTS
The contractor shall maintain general comprehensive liability insurance, products/completed operations insurance, premises/operations insurance, unemployment compensation coverage, workmen’s compensation insurance, reinsurance, and malpractice insurance in such amounts as determined necessary in accordance with state and federal statutes and regulations, insuring all claims which may arise out of contractor operations under the terms of this contract. The DMAHS shall be an additional named insured with sixty (60) days prior written notice in event of default and/or non-renewal of the policy. Proof of such insurance shall be provided to and approved by DMAHS prior to the provision of services under this contract and annually thereafter. No policy of insurance provided or maintained under this Article shall provide for an exclusion for the acts of officers.
8.3.1 INSURANCE CANCELLATION AND/OR CHANGES
In the event that any carrier of any insurance described in 8.3 or 8.3.2 exercises cancellation and/or changes, or cancellation or change is initiated by the contractor, notice of such cancellation and/or change shall be sent immediately to DMAHS for approval. At State’s option upon cancellation and/or change or lapse of such insurance(s), DMAHS may withhold all or part of payments for services under this contract until such insurance is reinstated or comparable insurance purchased. The contractor is obligated to provide any services during the period of such lapse or termination.
8.3.2 STOP-LOSS INSURANCE
At the discretion of the Departments of Banking and Insurance; and Human Services; and notwithstanding the requirements of N.J.A.C. 8:38-11.5 (b), the contractor may be required to obtain, prior to this contract, and maintain “stop-loss” insurance from a reinsurance company authorized to do business in New Jersey that will cover medical costs that exceed a threshold per case for the duration of the contract period. Any coverage other than stipulated must be based on an actuarial review, taking into account geographic and demographic factors, the nature of the clients, and state solvency safeguard requirements.
All “stop-loss” insurance arrangements, including modifications, shall be reviewed and prior approved by the Departments of Banking and Insurance, and Human Services. The “stop-loss” insurance underwriter must meet the standards of financial stability as set forth by the DOBI.
Contractors with sufficient reserves may choose self-insurance, subject to approval by the Department of Human Services and the DOBI where appropriate.

8.4 MEDICAL COST RATIO
8.4.1 MEDICAL COST RATIO STANDARD
The contractor including its subcontractors shall in the aggregate maintain direct medical expenditures for enrollees equal to or greater than eighty (80) percent of premiums paid in all forms from the State. This medical cost ratio (MCR) shall apply to annual periods from the contract effective date (if the contract ends before the completion of an annual period, the MCR shall apply to that shorter period), The MCR shall be based on reports completed by the contractor and acceptable to the Department.
A.	Direct Medical Expenditures. Direct medical expenditures are the incurred costs of providing direct care to enrollees for covered health care services as stated in Article 4.1 (Report on Table 19). Costs related to information and materials for general education and outreach and/or administration are not considered direct medical expenditures.

Personnel costs are generally considered to be administrative in nature and must be reported as an administrative expense on Table 19 (Income Statement by Rate Cell Grouping) on line for Compensation. However, a portion of these costs may qualify as direct medical expenditures, subject to prior review and approval by the State. Those activities that the contractor including its subcontractors expects to generate these costs must be specified and detailed in a Medical Cost Ratio - Direct Medical Expenditures Plan which must be reviewed and approved by the State. At the end of the reporting period, the contractor’s reporting shall be based only on the approved Medical Cost Ratio — Direct Medical Expenditures Plan. In order to consider these costs as Direct Medical Expenditures, the contractor must complete Table 6, entitled “Allowable Direct Medical Expenditures,” which will be used by the State to determine the allowable portion of costs. The allowable components of these personnel costs include the following activities:
1.	Care Management. Allowable direct medical expenditures for care management include: 1) assessment(s) of an enrollee’s risk factors; and 2) development of Individual Health Care Plans. The costs of performing these two allowable components may be considered a direct medical expenditure for purposes of calculating MCR and must be reported on Table 6.

2.	The cost associated with the provision of a face-to-face home visit by the contractor’s clinical personnel for the purpose of medical education or anticipatory guidance can be considered a direct medical expenditure (Report on Table 6).

3.	Costs for activities required to achieve compliance standards for EPSDT participation, lead screening, and prenatal care as specified in Article IV may be considered direct medical expenditures. The contractor’s reporting shall be

8.5.2.5 DYFS AND AGING OUT FOSTER CHILDREN
This grouping includes capitation rates for Division of Youth and Family Services, excluding individuals with AIDS and clients of DDD.
8.5.2.6 ABD WITHOUT MEDICARE
Compensation to the contractor for the ABD individuals without Medicare will be risk-adjusted using the Health Based Payments System (HBPS), which is described in Article 8.6. HBPS adjusts for the diagnosis of AIDS; therefore, separate AIDS rates are not necessary for this population. Finally, the HBPS adjusts for age and sex so separate rates for age and sex within this population are not necessary.
8.5.2.7 ABD WITH MEDICARE AND OTHER DUAL ELIGIBLES
This grouping includes capitation rates for all enrollees with Medicare population, excluding dual eligible (Medicaid and Medicare) individuals with AIDS and clients of DDD.
8.5.2.8 CLIENTS OF DDD
This grouping includes all enrollees except ABD individuals without Medicare. The contractor shall be paid separate, statewide rates for subgroups of the DDD population, excluding individuals with AIDS. These rates include covered MH/SA services.
8.5.2.9 ENROLLEES WITH AIDS
This grouping includes all enrollees except ABD individuals without Medicare.
A.	The contractor shall be paid special statewide capitation rates for enrollees with AIDS.

B.	The contractor will be reimbursed double the AIDS rate, once in a member lifetime, in the first month of payment for a recorded diagnosis of AIDS, prospective and newly diagnosed. This is a one-time-only-per-member payment, regardless of MCE.
8.5.2.10 RESERVED
8.5.3 NEWBORN INFANTS
The contractor shall be reimbursed for newborns from the date of birth through the first 60 days after the birth through the period ending at the end of the month in which the 60th day falls by a supplemental payment as part of the supplemental maternity payment. Thereafter, capitation payments will be made prospectively, i.e., only when the baby’s name and ID number are accreted to the Medicaid eligibility file and formally enrolled in the contractor’s plan.

8.5.4 SUPPLEMENTAL PAYMENT PER PREGNANCY OUTCOME (Not applicable to Plan H)
Costs for pregnancy outcomes are not included in the capitation rates. The contractor shall be paid supplemental payments for pregnancy outcomes for all eligibility categories.
Payment for pregnancy outcome shall be a single, predetermined lump sum payment. This amount shall supplement the existing capitation rate paid. The Department will make a supplemental payment to contractors following pregnancy outcome. For purposes of this Article, pregnancy outcome shall mean each live birth, still birth or miscarriage occurring at the thirteenth (13th) or greater week of gestation. This supplemental payment shall reimburse the contractor for its inpatient hospital/birthing center, antepartum, and postpartum costs incurred in connection with delivery. Costs for care of the baby for the first 60 days after the birth plus through the end of the month in which the 60th day falls are included (See Section 8.5.3). Regional adjusted payment shall be made by the State to the contractor based on an appropriate Diagnosis Related Group (DRG) code pertaining to maternity outcomes (see Appendix, Financial Reporting Manual for codes). The contractor shall submit encounter data of hospital and/or birthing center claims paid for final pregnancy outcomes which will be assessed and assigned to a DRG. No other services, inpatient hospital or otherwise, rendered prior to final pregnancy outcome shall qualify or be payable for a maternity supplement.
8.5.5 PAYMENT FOR CERTAIN BLOOD CLOTTING FACTORS
The contractor shall be paid separately for factor VIII and IX blood clotting factors. Payment will be made by DMAHS to the contractor based on: 1) submission of appropriate encounter data; and 2) notification from the contractor to DMAHS within 12 months of the date of service of identification of individuals with factor VIII or IX and greater dispersion around the average than other DMAHS populations. The contractor shall be reimbursed not only on the basis of the demographic cells into which individuals fall, but also on the basis of individual health status.
The Chronic Disability Payment System (CDPS) (University of California, San Diego) is the HBPS or the system of Risk Adjustment that shall be used in this contract. The methodology for CDPS specific to New Jersey is provided in the Actuarial Certification Letter for Risk Adjustment issued separately to the contractor. Two-A base capitation rates and a DDD mental health/substance abuse add-on are developed for this population. These are:
•	ABD without Medicare,

•	ABD — DDD without Medicare, Mental Health/Substance Abuse add-on-component
The Risk adjustment process has four major components.
•	Development of the base rates for the risk adjusted populations.

•	Development of algebraic expressions that relate demographic and clinical characteristics of beneficiaries to their expected, prospective covered health care costs, relative to the cost of the average person in the populations. This measure of cost relative to the average cost is known as the individual case score. By definition, the average cost beneficiary will have a case score of 1.0, others with more or less costly conditions and demographic characteristics will have scores that are greater or less than 1.0.

•	Compilation of case scores for each beneficiary for whom requisite data are available and establishment of criteria to assign case scores to those without claims and eligibility data.

•	Calculation of an average case mix for each participating contractor. This average case mix is normalized and used in conjunction with the base capitation rate to determine the actual reimbursement to the contractor for the risk-adjusted population, contemporaneous. with the monthly remittance.
8.7 THIRD PARTY LIABILITY
A.	General. The contractor, and by extension its providers and subcontractors, hereby agree to:
1.	Utilize, within sixty (60) days of learning of such sources, for claims cost avoidance purposes, other available public or private sources of payment for services rendered to enrollees in the contractor’s plan. “Third party”, for the purposes of this Article, shall mean any person or entity who is or may be liable to pay for the care and services rendered to a Medicaid beneficiary

(See N.J.S.A. 30:4D-3m). Examples of a third party include a beneficiary’s health insurer, casualty insurer, a managed care organization, Medicare, or an employer administered ERISA plan. Federal and State law requires that Medicaid payments be last dollar coverage and should be utilized only after all other sources of third party liability (TPL) are exhausted, subject to the exceptions in Section F below.

2.	Report such information to the State by no later than the fifteenth (15th) day after the close of the month during which the contractor learns of such information using the TPL-1 form (found in the Appendix, Section A.8.1) hard copy or diskette using standard software (i.e. Microsoft Excel or Access) or a delimited text file.
B.	Third Party Coverage Unknown. If coverage through health or casualty insurance is not known or is unavailable at the time the claim is filed, then the claim must be paid by the contractor and postpayment recovery will be initiated by the State.

C.	Capitation Rates. Historic cost avoidance due to the existence of liable third parties is embedded in the cost of medical services delivery and is reflected in the capitation rates. The capitation rates do not include any reductions due to tort recoveries, or to recoveries made by the State from the estates of deceased Medicaid beneficiaries. The State will initiate TPL recoveries and retain all monies derived there from for claims not cost-avoided by the contractor.

D.	Categories. Third party resources are categorized as 1) health insurance, 2) casualty insurance, 3) legal causes of action for damages, and 4) estate recoveries.
Health Insurance. The State shall pursue and, collect payments from health insurers when health insurance coverage is available. “Health insurance” shall include, but not be limited to, coverage by any health care insurer, HMO, Medicare, or an employer-administered ERISA plan. Funds so collected shall be retained solely by the State. The contractor shall cooperate with the State in all collection efforts, and shall also direct its providers and subcontractors to do so. State collections resulting from such recovery actions will be retained by the State.
a.	The contractor shall submit, an electronic file of all paid, pended, and denied claims for the previous two (2) years, including those of its subcontractors to the State, or its designee, by no later than the thirtieth (30th) day after the effective date of this amendment. Thereafter, the contractor shall submit, an electronic file of all paid, pended, and denied claims, including those of its subcontractors for commercial HMO’s network, the HMO’s rules apply. Failure to follow the HMO’s rules relieves both the contractor and the State of any liability forthe cost of the care and services rendered to the beneficiary, subject to subarticle 4 below.
4.	The only exception to subarticle 3 above is if the HMO’s rules cannot be followed solely because emergency services were provided by a nonparticipating provider, practitioner, or subcontractor because the services were immediately required due to sudden or unexpected onset of a medical condition. In this circumstance, the contractor remains responsible for the cost of the care and services rendered to the beneficiary.

5.	If a Medicaid beneficiary enrolled with the contractor is also enrolled in or covered by a health or casualty insurer other than a Medicare or commercial HMO, the contractor is fully responsible for coordinating benefits so as to maximize the utilization of third party coverage in accordance with the provisions of this Article. The contractor shall be responsible for payment of the enrollee’s coinsurance, deductibles copayments, and other cost-sharing expenses, but the contractor’s total liability shall not exceed what it would have paid in the absence of TPL. The contractor shall coordinate benefits and payments with the health or casualty insurer for services authorized by the contractor, but provided outside the contractor’s plan. The contractor remains responsible for the costs incurred by the beneficiary with respect to care and services which are included in the contractor’s capitation rate, but which are not covered or payable under the health or casualty insurer’s plan.

6.	The State. will continue to pay Medicare Part A and Part B premiums for Medicare/Medicaid dual eligibles and Qualified Medicare Beneficiaries,

7.	Any references to Medicare coverage in this Article shall apply to both Medicare/Medicaid dual eligibles and Qualified Medicare Beneficiaries.
J. Other Protections for Medicaid Enrollees.
1.	The contractor shall not impose, or allow its participating providers or subcontractors to impose, cost-sharing charges of any kind upon Medicaid beneficiaries enrolled in the contractor’s plan pursuant to this contract, This Article does not apply to individuals eligible solely through the NJ FamilyCare Program Plan C, D, or H for whom providers will be required to collect cost-sharing for certain services.

2.	The contractor’s obligations under this Article shall not be imposed upon the enrollees, although the contractor shall require enrollees to cooperate in the identification of any and all other potential sources of payment for services. Instances of non-cooperation shall be referred to the State.

3.	The contractor shall neither encourage nor require a Medicaid enrollee to reduce or terminate TPL coverage.

4.	Unless otherwise permitted or required by federal and State law, health care services cannot be denied to a Medicaid enrollee because of a third party’s potential liability to pay for the services, and the contractor shall ensure that its cost avoidance efforts do not prevent an enrollee from receiving medically necessary services.
8.8 COMPENSATION/CAPITATION CONTRACTUAL REQUIREMENTS
A.	Contractor Compensation. Compensation to the contractor is the gross amount payable to the contractor and shall consist of monthly capitation payments, supplemental payments per pregnancy outcome/delivery, certain blood products for hemophilia factors VIII & IX disorders, payment for certain HIV/AIDS drugs, and payments for the non-risk Managed Care Service Administrator product. Contractors must agree to enroll all non-exempt Aged, Blind and Disabled and NJ FamilyCare beneficiaries to qualify to serve AFDC/TANF beneficiaries.

B.	Capitation Payment Schedule. DMAHS hereby agrees to pay the capitation by the fifteenth (15th) day of any month during which health care services will be available to an enrollee; provided that information pertaining to enrollment and eligibility, which is necessary to determine the amount of said payment, is received by DMAHS within the time limitation contained in Article 5 of this contract.

C.	Capitation Rates. The contractor shall receive monthly capitation payments, for a defined scope of services to be furnished to a defined number of enrollees, for providing the services contained in the Benefits Package described in Article 4.1 of this contract. Such payments shall be in accordance with 42 CFR 438.6(c). The contractor shall receive a rate certification letter demonstrating actuarial soundness.

D.	Adjustments-Calculation and Renegotiation of Capitation Rates. Capitation rates are prospective in nature and will not be adjusted-recalculated retroactively or subject to renegotiation during the contract period except as explicitly noted in the contract. Capitation rates will be paid only for eligible beneficiaries enrolled during the period for which the adjusted-capitation payments are being made. Payments provided for under the contract will be denied for new enrollees when, and for so long as, payments for those enrollees are denied by CMS under 42 C.F.R. 438.730. For enrollees with risk-adjusted capitation rates, the base capitation rate is used to develop a risk-adjusted capitation payment for the enrollee, derived from the population’s base capitation rate times the HMO average risk case mix score for the month.

E.	Payment by State Fiscal Agent. The State fiscal agent will make payments to the contractor.

F.	Payment in Full. The monthly capitation payments plus supplemental payments for pregnancy outcomes and payment for certain HIV/AIDS drugs and blood clotting factors VIII and IX to the contractor shall constitute full and complete payment to the contractor and full discharge of any and all responsibility by the Division for the costs of all services that the contractor provides pursuant to this contract.

G.	Payments to Providers. Payments shall not be made on behalf of an enrollee to providers of health care services other than the contractor for the benefits covered in Article Four and rendered during the term of this contract.

H.	Time Period for Capitation- Payment per Enrollee. The monthly capitation payment per enrollee is due to the contractor from the effective date of an enrollee’s enrollment until the effective date of termination of enrollment or termination of this contract, whichever occurs first.

I.	Payment If Enrollment Begins after First Day of Month. When DMAHS’ capitation payment obligation is computed, if an enrollee’s coverage begins after the first day of a month, DMAHS will pay the contractor a fractional capitation payment that is proportionate to the part of the month during which the contractor provides coverage. Payments are calculated and made to the last day of a calendar month except as noted in this Article.

J.	Risk Assumption. The capitation rates shall not include any amount for recoupment of any losses suffered by the contractor for risks assumed under this contract or any prior contract with the Department.

K.	Hospitalizations. For any eligible person who applies for participation in the contractor’s plan, but who is hospitalized prior to the time coverage under the plan becomes effective, such coverage shall not commence until the date after such person is discharged from the hospital and DMAHS shall be liable for payment for the hospitalization, including any charges for readmission within forty-eight (48) hours of discharge for the same diagnosis. If an enrollee’s disenrollment or termination becomes effective during a hospitalization, the contractor shall be liable for hospitalization until the date such person is discharged from the hospital, including any charges for readmission within forty-eight (48) hours of discharge for the same diagnosis. The contractor must notify DMAHS of these occurrences to facilitate payment to appropriate providers.

STATE OF NEW JERSEY
SFY 2007
MANAGED CARE CAPITATION RATES
AND MANAGED CARE SERVICES ADMINISTRATOR FEES
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